UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to §240.14a-12

MUELLER INDUSTRIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

March 29, 2018

Dear Stockholder,

As we seek your support at our upcoming Annual Meeting of Stockholders, we wanted to take this opportunity to share with you our perspective on the Company’s performance in 2017, along with actions we are taking to improve our Company with respect to a variety of stockholder interests.

In 2017, the Company reported disappointing results —undoubtedly our first truly disappointing year since the collapse of the housing and financial markets in 2008-2009. As we have previously explained, the root cause related to the challenges arising out of our ambitious modernization and expansion of our flagship copper tube manufacturing operation in the U.S., which we estimate negatively impacted our 2017 results by more than $25 million. Notwithstanding these hurdles, our dedicated management team and employees have persevered. Through their efforts, we believe they have placed our modernization project on the solid footing necessary for future success.

Even more importantly, in a variety of other areas of our business, our team has steadfastly and successfully executed the Company’s long-term strategic plan. The last decade’s results do not lie. Since our current CEO, Mr. Christopher, took the helm of the Company in 2008 through the end of 2017, our compounded annual growth rate in shareholder return was 18%. Our Board and management team are laser focused on generating even greater value for our loyal stockholders.

Beyond financial results, we understand that stockholders are increasingly interested in other core values espoused by the companies in which they invest. In recent years, we have engaged with a number of stockholders on issues of importance to them. As we continue to carefully navigate and implement change in a manner that best serves our Company and its stockholders, we wanted to highlight progress we are making in certain areas, some of which is more fully explained in our proxy statement:

• Safe and Healthy Workplace – A foundation to attracting and retaining talent is to provide a safe and healthy workplace. Following its hiring in 2010 of a Company-wide Health & Safety Director, who regularly audits our manufacturing facilities and reports to our CEO and Chief Manufacturing Officer, the Company is proud to report that it continues to achieve reductions in the number of recordable incidents, an achievement all the more remarkable given the Company’s growth through acquisitions during this timeframe.

• Environmental Sustainability – As an industrial manufacturing company, we are fortunate that our primary base material is copper. In every way, copper is a sustainable material that is fully and infinitely recyclable, and the majority of the end products we manufacture continue to come from previously recycled material. Additionally, we spend close to 10-15% of our ongoing maintenance capital in our manufacturing facilities to ensure they remain in compliance with federal, state and local environmental regulations.

• Compensation – In response to stockholder concerns and the results of our 2017 say-on-pay vote, we successfully negotiated a new employment agreement with our CEO, Mr. Christopher, which removes the “single-trigger” severance benefit that was included in his prior employment agreement. In addition, as we reported last year, a portion of the long-term equity incentive awards granted to certain key executives now have performance criteria for vesting, thereby enhancing the alignment between pay and performance.

• Board Diversity – We recognize and agree that a Board comprised of Directors with diverse backgrounds, perspectives, skill sets and areas of expertise is fundamental to the future success of the Company. Our Directors have served our company well and are people of the highest integrity with a diverse set of talents and backgrounds. We remain firmly committed to providing equal opportunity in all aspects of the Board nomination process, and to this end, over 70% of the Board candidates interviewed during the past two years have represented diverse demographics. We remain focused on further diversifying our Board, and will do so with the mindset of hiring the best and most talented candidates first.

• Cybersecurity – Protecting our Company’s information systems from an increasingly sophisticated array of cyber threats is of utmost importance. The Company has taken action to enhance its cybersecurity policies, procedures and resources, and as we plan to relocate our corporate headquarters to Collierville, Tennessee, we will be upgrading our systems and cybersecurity infrastructure. In addition, the Company is adding a Chief Information Officer to the Executive Leadership Team and has one Board member with expertise in the areas of telecommunications and cybersecurity.

We look forward to continued engagement with our stockholders, as we prepare the Company for not only a prosperous future, but one in which it continues to exemplify those core values of which we can all be proud.

Sincerely,

Gary S. Gladstein
Lead Independent Director
Chairman, Audit Committee

Gennaro J. Fulvio
Chairman, Compensation & Stock Option Committee

Terry Hermanson
Chairman, Nominating & Corporate Governance Committee

8285 Tournament Dr., Suite 150 • Memphis, TN 38125 (901) 753-3200 • www.muellerindustries.com

MUELLER INDUSTRIES, INC.
8285 Tournament Drive, Suite 150
Memphis, Tennessee 38125
Telephone (901) 753-3200

Notice of Annual Meeting of
Stockholders to be Held
May 3, 2018

To the Stockholders of
Mueller Industries, Inc.

The Annual Meeting of Stockholders of Mueller Industries, Inc. (the “Company” or “Mueller”), will be held at the Company’s headquarters at 8285 Tournament Drive, Suite 150, Memphis, Tennessee 38125 on Thursday, May 3, 2018, at 10:00 A.M. local time, for the following purposes:

1.	To elect eight directors, each to serve until the next annual meeting of stockholders (tentatively scheduled for May 2, 2019) or until his successor is elected and qualified;

2.	To consider and act upon a proposal to approve the appointment of Ernst & Young LLP, independent registered public accountants, as auditors of the Company for the fiscal year ending December 29, 2018;

3.	To conduct an advisory vote on the compensation of the Company’s named executive officers; and

4.	To consider and transact such other business as may properly be brought before the Annual Meeting and any adjournment(s) thereof.

Only stockholders of record at the close of business on March 16, 2018, will be entitled to notice of and vote at the Annual Meeting or any adjournment(s) thereof. A complete list of stockholders entitled to vote at the Annual Meeting will be prepared and maintained at the Company’s corporate headquarters at 8285 Tournament Drive, Suite 150, Memphis, Tennessee 38125. This list will be available for inspection by stockholders of record during normal business hours for a period of at least 10 days prior to the Annual Meeting.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING REGARDLESS OF THE SIZE OF YOUR HOLDINGS. WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING IN PERSON, WE URGE YOU TO MARK, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED SELF-ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

Christopher J. Miritello Corporate Secretary

March 29, 2018

MUELLER INDUSTRIES, INC.
8285 Tournament Drive, Suite 150
Memphis, Tennessee 38125
Telephone (901) 753-3200

PROXY STATEMENT

Annual Meeting of Stockholders
May 3, 2018

SOLICITATION OF PROXIES

The accompanying proxy is solicited by the Board of Directors of Mueller Industries, Inc., a Delaware corporation (the “Company”), for use at the annual meeting of stockholders (the “Annual Meeting”) to be held at the Company’s headquarters at 8285 Tournament Drive, Suite 150, Memphis, Tennessee 38125, on Thursday, May 3, 2018, at 10:00 A.M. local time, or at any adjournment(s) thereof.

This Proxy Statement, together with the Company’s Annual Report for the fiscal year ended December 30, 2017, is first being mailed to stockholders on or about March 29, 2018. Pursuant to rules adopted by the Securities and Exchange Commission, the Company is providing access to its proxy materials over the Internet at http://www.proxyvote.com.

When a proxy card is returned properly signed, the shares represented thereby will be voted in accordance with the stockholder’s directions appearing on the card. If the proxy card is signed and returned without directions, the shares will be voted for the nominees named herein and in accordance with the recommendations of the Company’s Board of Directors as set forth herein. The discretion granted in the accompanying proxy card includes the authority to vote on all additional matters properly coming before the Annual Meeting as the persons named in the proxy deem appropriate. A stockholder giving a proxy may revoke it at any time before it is voted at the Annual Meeting by giving written notice to the secretary of the Annual Meeting or by casting a ballot at the Annual Meeting. Votes cast by proxy or in person at the Annual Meeting will be tabulated by election inspectors appointed for the Annual Meeting. The election inspectors will also determine whether a quorum is present. The holders of a majority of the shares of common stock, $.01 par value per share (“Common Stock”), outstanding and entitled to vote who are present either in person or represented by proxy will constitute a quorum for the Annual Meeting. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and for purposes of determining the approval of any matter submitted. If a broker indicates on a proxy that it does not have discretionary authority as to certain shares to vote on a particular matter (i.e., a “broker non-vote”), those shares will not be considered as present and entitled to vote with respect to that matter, but will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. A broker is entitled to vote shares held for a beneficial owner on routine matters, such as the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm, without instructions from the beneficial owner of those shares; on the other hand, a broker may not be entitled to vote shares held for a beneficial owner on certain non-routine items, such as the election of directors, and the advisory vote on the compensation of the Company’s named executive officers.

The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies by telephone or otherwise. The Company will reimburse brokers or other persons holding stock in their names or in the names of their nominees for their charges and expenses in forwarding proxies and proxy material to the beneficial owners of such stock.

VOTING SECURITIES

The Company had 57,564,175 shares of Common Stock outstanding at the close of business on March 16, 2018, which are the only securities of the Company entitled to be voted at the Annual Meeting. The record holder of each share of Common Stock is entitled to one vote on each matter that may properly be brought before the Annual Meeting. Only stockholders of record at the close of business on March 16, 2018 will be entitled to notice of, and to vote at, the Annual Meeting. The Company’s Restated Certificate of Incorporation and Amended and Restated Bylaws (“Bylaws”) do not provide for cumulative voting for the election of directors.

On March 9, 2017, the Company paid a special dividend (the“Special Dividend”) consisting of $3.00 in cash and $5.00 in principal amount of the Company’s 6% Subordinated Debentures due 2027 (the “Debentures”) for each share of Common Stock outstanding as of the close of business on February 28, 2017. In connection with the Special Dividend, in accordance with the Company’s outstanding stock option plans and agreements, the Company adjusted the shares subject to and the per share exercise price with respect to outstanding options. This adjustment resulted in an increase in the number of shares subject to each outstanding option and an adjustment to the option purchase price designed to maintain the option holders’ intrinsic value following issuance of the Special Dividend. References in this Proxy Statement to beneficial stock ownership or outstanding options for periods following March 9, 2017 reflect the equitable adjustment made to options outstanding on February 28, 2017.

PRINCIPAL STOCKHOLDERS

As of March 16, 2018, the following parties were known by the Company to be the “beneficial owner” of more than five percent of the Common Stock:

Name and Address of Beneficial Owner	Shares Beneficially Owned		Percent of Class
Blackrock, Inc. 55 East 52nd Street New York, NY 10055	7,424,345	(1)	12.8	%(2)
GAMCO Investors, Inc. One Corporate Center Rye, NY 10580	6,388,750	(3)	11.1	%(2)
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	5,329,917	(4)	9.2	%(2)
FMR LLC 245 Summer Street Boston, MA 02210	4,132,470	(5)	7.1	%(2)
Wellington Management Group LLP 280 Congress Street Boston, MA 02210	4,033,405	(6)	7.0	%(2)

(1)	This information is based on a Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) with the Securities and Exchange Commission (“SEC”) on January 19, 2018. BlackRock filed this Schedule 13G/A on its own behalf and on behalf of certain of its subsidiaries. The Schedule 13G/A reported that BlackRock has sole voting and dispositive power with respect to 7,290,133 and 7,424,345, respectively, of the shares shown. The Schedule 13G/A also reported that BlackRock Fund Advisors owned 5% or greater of the security class being reported on the Schedule 13G/A.

(2)	The percent of class shown was based on the shares of Common Stock reported on the Schedule 13G/A and the total number of shares outstanding as of December 30, 2017. The difference in the total number of shares outstanding on December 30, 2017 and March 16, 2018 does not materially affect the percentage of ownership of the class.

(3)	This information is based on a Schedule 13D/A filed by GAMCO Investors Inc. (“GBL”) and certain of its affiliates (collectively, the “Gabelli Reporters”) on October 27, 2016. The Schedule 13D/A reported that GAMCO Asset Management, Inc. (“GAMCO”) beneficially owns 4,144,650 of the shares reported; Gabelli Funds, LLC (“Gabelli Funds”) beneficially owns 2,142,100 of the shares reported; GGCP, Inc. (“GGCP”) beneficially owns 15,000 of shares reported; Mario J. Gabelli (“Gabelli”) beneficially owns 73,500 of the shares reported; Gabelli Foundation, Inc. beneficially owns 8,000 of the shares reported; MJG Associates, Inc. (“MJG”) beneficially owns 1,000 of the shares reported; Associated Capital Group, Inc. (“Associated”) beneficially owns 4,000 of the shares reported; and Gabelli Securities, Inc. beneficially owns 500 of the shares reported. In addition, the Schedule 13D/A reported that each Gabelli Reporter (and certain executives, directors and other related persons as disclosed on the Schedule 13D/A) has the sole power to vote or direct the vote and sole power to dispose or to direct the disposition of the Common Stock reported for it, either for its own benefit or for the benefit of its investment clients or its partners, as the case may be, except that (i) GAMCO does not have authority to vote 246,176 of the reported shares, (ii) Gabelli Funds, a wholly-owned subsidiary of GBL, has sole dispositive and voting power with respect to the shares of the Company held by certain funds (the “Funds”) for which it provides advisory services to, so long as the aggregate voting interest of all joint filers does not exceed 25% of their total voting interest in the Company and, in that event, the Proxy Voting Committee of each Fund shall respectively vote that Fund’s shares, (iii) at any time, the Proxy Voting Committee of each such Fund may take and exercise in its sole discretion the entire voting power with respect to the shares held by such fund under special circumstances such as regulatory considerations, and (iv) the power of Gabelli, Associated, GBL, and GGCP is indirect with respect to Common Stock beneficially owned directly by other Gabelli Reporters.

(4)	This information is based on a Schedule 13G/A filed by The Vanguard Group, Inc. (“VGI”) with the SEC on February 9, 2018. According to the Schedule 13G/A, VGI has sole voting and dispositive power with respect to 111,842 and 5,215,239, respectively, of the shares shown. VGI also has shared voting power with respect to 7,900 of the shares shown, and shared dispositive power with respect to 114,678 of the shares shown. In addition, the Schedule 13G/A reported that Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of VGI, is the beneficial owner of 106,778 of the shares shown as a result of its serving as investment manager of collective trust accounts. The Schedule 13G/A also reported that Vanguard Investments Australia, Ltd. (“VIA”), a wholly-owned subsidiary of VGI, is the beneficial owner of 12,964 of the shares shown as a result of its serving as investment manager of Australian investment offerings.

(5)	This information is based on a Schedule 13G/A filed by FMR LLC (“FMR”) and Abigail P. Johnson (together the “FMR Reporters”) on February 13, 2018 with the SEC. The Schedule 13G/A reported that FMR has sole voting and dispositive power with respect to 414 and 4,132,470, respectively, of the shares shown. The Schedule 13G/A also reported that FMR Co., Inc. owned 5% or greater of the security class being reported on the Schedule 13G. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR, representing 49% of the voting power of FMR. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940 (the “Investment Company Act”), to form a controlling group with respect to FMR. Neither of the FMR Reporters has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by the Fidelity Management & Research Company (“FMR Co.”), a wholly owned subsidiary of FMR, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co. carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.

(6)	This information is based on a Schedule 13G/A filing by Wellington Management Group, LLP (“Wellington”), in its capacity as an investment advisor on February 8, 2018. According to the Schedule 13G/A, Wellington has shared voting and dispositive power with respect to 3,212,805 and 4,033,405, respectively, of the shares shown. In addition, the Schedule 13G/A reported that the securities as to which the Schedule 13G/A relates are owned of record by clients of one or more Wellington-affiliated investment advisers directly, or indirectly owned by Wellington. The Schedule 13G/A discloses that (i) those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities and (ii) no client is known to have such right or power with respect to more than five percent of this class of securities.

ELECTION OF DIRECTORS

The Board of Directors proposes to elect the following eight persons, each as nominated by the Board of Directors, at the Annual Meeting to serve (subject to the Company’s Bylaws) as directors of the Company until the next Annual Meeting (tentatively scheduled for May 2, 2019), or until the election and qualification of their successors: Gregory L. Christopher, Paul J. Flaherty, Gennaro J. Fulvio, Gary  S.  Gladstein, Scott J. Goldman, John B. Hansen, Terry Hermanson and Charles P. Herzog, Jr. (collectively, the “Nominees”). If any such person should be unwilling or unable to serve as a director of the Company, which is not anticipated, the persons named in the proxy will vote the proxy for substitute nominees selected by them unless the number of directors has been reduced to the number of nominees willing and able to serve.

Directors are elected by a plurality of the votes cast. “Plurality” means that the individuals who receive the greatest number of votes cast “For” are elected as directors up to the maximum number of directors to be chosen at the Annual Meeting. Consequently, any shares not voted “For” a particular director (whether as a result of a direction to withhold or a broker non-vote) will not be counted in such director’s favor.

The Board of Directors has adopted a majority vote policy in uncontested elections. An uncontested election means any stockholders meeting called for purposes of electing any director(s) in which (i) the number of director nominees for election is equal to the number of positions on the Board of Directors to be filled through the election to be conducted at such meeting, and/or (ii) proxies are being solicited for the election of directors solely by the Company. The election of directors solicited by this Proxy Statement is an uncontested election. In the event that a nominee for election in an uncontested election receives a greater number of votes “withheld” for his or her election than votes “For” such election, such nominee will tender an irrevocable resignation to the Nominating and Corporate Governance Committee, which will decide whether to accept or reject the resignation and submit such recommendation for prompt consideration by the Board of Directors no later than ninety (90) days following the uncontested election.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE THEIR SHARES FOR EACH OF THE NOMINEES.

OWNERSHIP OF COMMON STOCK BY DIRECTORS AND EXECUTIVE OFFICERS AND INFORMATION ABOUT DIRECTOR NOMINEES

The following table sets forth, as of the close of business on March 16, 2018, information about the 1,612,115 shares of Common Stock (calculated based on 57,564,175 shares outstanding) beneficially owned by each of the Company’s current directors, nominees for director, executive officers and named executive officers. The “named executive officers” are those individuals set forth in the “Summary Compensation Table for 2017” included herein. Unless otherwise indicated, all directors, nominees for director, executive officers and named executive officers have sole voting and investment power with respect to the shares of Common Stock reported. The table and the accompanying footnotes set forth the foregoing persons’ current positions with the Company, principal occupations and employment over the preceding five years, age and directorships held in certain other publicly-owned companies, as well as, with respect to directors, the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board of Directors to determine that the person should serve as a director of the Company in 2017.

Principal Occupation, Employment, etc.	Common Stock Beneficially Owned as of March 16, 2018	Percent of Class

Paul J. Flaherty	54,406	*
Director of the Company since August 2, 2007; age 78 (1)

Gennaro J. Fulvio	62,333	*
Director of the Company since May 9, 2002; age 61 (2)

Gary S. Gladstein	132,696	*
Lead Independent Director since January 1, 2016; Director of the Company since July 1, 2000; age 73 (3)

Scott J. Goldman	38,444	*
Director of the Company since January 1, 2008; age 65 (4)

John B. Hansen	77,385	*
Director of the Company since August 4, 2014; age 71 (5)

Terry Hermanson	27,126	*
Director of the Company since February 13, 2003; age 75 (6)

Charles P. Herzog, Jr.	6,624	*
Director of the Company since July 31, 2017; age 60 (7)

Principal Occupation, Employment, etc.	Common Stock Beneficially Owned as of March 16, 2018	Percent of Class

Gregory L. Christopher	555,078	*
Chairman of the Board of Directors since January 1, 2016; Chief Executive Officer of the Company since October 30, 2008; Director of the Company since October 28, 2010; age 56 (8)

Brian K. Barksdale	51,261	*
Vice President – Marketing of the Company since November 10, 2013; age 42 (9)

Daniel R. Corbin	57,352	*
Senior Vice President – Plastics of the Company since May 4, 2017; age 60 (10)

Donald Glover	12,445	*
President – Mueller Brass Company since January 1, 2017; age 53 (11)

Jeffrey A. Martin	129,012	*
Chief Financial Officer and Treasurer of the Company since February 14, 2013; age 51 (12)

Mark Millerchip	—	—
Executive Director – European Operations of the Company since May 28, 2010; age 51 (13)

Christopher J. Miritello	12,000	*
Vice President, General Counsel and Secretary of the Company since January 1, 2017; age 35 (14)

Nicholas W. Moss	178,281	*
President - B&K LLC since May 7, 2015; age 61 (15)

Steffen Sigloch	136,170	*
Chief Manufacturing Officer of the Company since May 4, 2017; age 49 (16)

Anthony J. Steinriede	17,413	*
Vice President – Corporate Controller of the Company since April 23, 2015; age 41 (17)

Nadiem Umar	41,822	*
President – International Division of the Company since January 1, 2016; age 57 (18)

Principal Occupation, Employment, etc.	Common Stock Beneficially Owned as of March 16, 2018	Percent of Class

Gary Westermeyer	22,267	*
President – Refrigeration of the Company since May 4, 2017; age 53 (19)

Executive Officers and Directors as a Group	1,612,115	2.8%**

*	Less than 1%

**	Includes 224,266 shares of Common Stock which are subject to currently exercisable stock options and 647,863 shares of non-vested restricted stock held by executive officers and directors of the Company.

(1)	Mr. Flaherty has been a member of the Advisory Board of Aon Risk Services, Inc., a subsidiary of Aon Corporation (“Aon”), the global insurance and risk management firm, since 2001. Prior to his tenure with Aon, Mr. Flaherty was associated with Burson-Marsteller-WPP, a global public affairs and public relations firm. Mr. Flaherty was nominated to serve as a director of the Company because of his years of experience counseling boards and senior management. In addition, his experience in insurance and risk management enable him to assist the Board of Directors in performing its risk oversight function. The number of shares of Common Stock beneficially owned by Mr. Flaherty includes (i) 33,333 shares of Common Stock which are subject to currently exercisable stock options and (ii) 2,000 shares of non-vested restricted stock.

(2)	Mr. Fulvio has been a member of Fulvio & Associates, LLP, Certified Public Accountants, since 1987. Mr. Fulvio was nominated to serve as a director of the Company because of his strength in the area of accounting, his knowledge of and experience with tax matters, and his financial acumen. The number of shares of Common Stock beneficially owned by Mr. Fulvio includes (i) 33,333 shares of Common Stock which are subject to currently exercisable stock options, (ii) 27,000 shares of Common Stock which are owned by Mr. Fulvio’s spouse and (iii) 2,000 shares of non-vested restricted stock.

On June 27, 2017, pursuant to an Offer of Settlement, and without admitting or denying the findings contained therein, the PCAOB issued an Order Instituting Disciplinary Proceedings, Making Findings and Imposing Sanctions against Fulvio & Associates LLP (the “Firm”), Mr. Fulvio and certain other named affiliates of the Firm (collectively, “Respondents”) for Respondents’ having allegedly “violated PCAOB rules and standards in connection with their audit and examination engagement for a broker-dealer client, for the fiscal year ending June 30, 2014.” See PCAOB Release No. 105-2017-029 dated June 27, 2017.

(3)	Mr. Gladstein served as Chairman of the Board of Directors of the Company from 2013 to 2015, and was previously a director of the Company from 1990 to 1994. Mr. Gladstein is currently an independent investor and consultant. From the beginning of 2000 to August 31, 2004, Mr. Gladstein was a Senior Consultant at Soros Fund Management. He was a partner and Chief Operating Officer at Soros Fund Management from 1985 until his retirement at the end of 1999. In the past five years, Mr. Gladstein also served as a director of Inversiones y Representaciones Sociedad Anónima, Darien Rowayton Bank and a number of private companies. Mr. Gladstein was nominated to serve as a director of the Company because of his financial and accounting expertise and his years of experience providing strategic advisory services to complex organizations. In addition, having been a member of the compensation, audit and other committees of public company boards, Mr. Gladstein is familiar with a full range of corporate and board functions. The number of shares of Common Stock beneficially owned by Mr. Gladstein includes (i) 33,333 shares of Common Stock which are subject to currently exercisable stock options and (ii) 2,000 shares of non-vested restricted stock.

(4)	For nine years, Mr. Goldman has served as Chief Executive Officer of TextPower, Inc. The company, which Mr. Goldman also co-founded, provides software-integrated text messaging alerts to utilities, courts and universities and cybersecurity services using a patented technology that authenticates identities and stops hackers. He also speaks, writes and educates enterprises about cybersecurity issues and best practices. From 1999 through 2001 Mr. Goldman served as the Chief Executive Officer of the WAP Forum (now the Open Mobile Alliance), a global technology organization promoting standardized wireless and mobile Internet access. Prior to that, he founded and was principal of The Goldman Group, a consultancy that assisted Fortune 1000 companies in licensing, developing, building and operating wireless technologies and systems around the world. Mr. Goldman was nominated to serve as a director of the Company because of his extensive experience with cybersecurity, advanced technologies and global market strategies. The number of shares of Common Stock beneficially owned by Mr. Goldman includes (i) 28,444 shares of Common Stock which are subject to currently exercisable stock options and (ii) 2,000 shares of non-vested restricted stock.

(5)	Mr. Hansen served as Executive Vice President of the Company from January 1, 2013 until April 30, 2014, when he retired. Prior to that time, he served as (i) President-Plumbing Business of the Company from January 1, 2011 until January 1, 2013, (ii) President-Manufacturing Operations from May 18, 2009 until January 1, 2011 and (iii) Senior Vice President - Strategy and Industry Relations prior to May 18, 2009. Mr. Hansen was nominated to serve as a director because of his extensive industry experience and knowledge of the Company’s business operations. The number of shares of Common Stock beneficially owned by Mr. Hansen includes (i) 13,778 shares of Common Stock which are subject to currently exercisable stock options, (ii) 18,000 shares of Common Stock owned by a trust where his wife and children serve as beneficiaries and (iii) 2,000 shares of non-vested restricted stock.

(6)	Mr. Hermanson has been the principal of Mr. Christmas Incorporated, a wholesale merchandising company, since 1978, and serves as its Chairman. Mr. Hermanson was nominated to serve as a director of the Company because he has extensive experience in management and strategic planning, as well as a thorough knowledge of wholesale merchandising and international business issues. The number of shares of Common Stock beneficially owned by Mr. Hermanson includes (i) 4,000 shares of Common Stock which are subject to currently exercisable stock options and (ii) 2,000 shares of non-vested restricted stock.

(7)	Since 2010, Mr. Herzog has been a principal at Atadex LLC, a firm he co-founded. He co-founded a second firm, Vypin LLC, in 2016. Atadex and Vypin provide advanced technological and data delivery solutions to support the transportation logistics industry. Mr. Herzog was nominated to serve as a director of the Company based on his extensive knowledge of the transportation logistics industry, and the developing technologies that support it. The number of shares of Common Stock beneficially owned by Mr. Herzog includes (i) 2,000 shares of Common Stock which are subject to currently exercisable stock options and (ii) 1,000 shares of non-vested restricted stock.

(8)	Prior to October 30, 2008, Mr. Christopher served as Chief Operating Officer. The number of shares of Common Stock beneficially owned by Mr. Christopher includes (i) 240,400 shares of non-vested restricted stock, (ii) shares of Common Stock owned jointly between Mr. Christopher and his spouse, (iii) 120,000 shares owned by a trust in which his wife is beneficiary, (iv) 80,000 shares owned by a trust in which he is beneficiary and (v) 6,800 shares of Common Stock which are owned by Mr. Christopher’s children.

(9)	Mr. Barksdale served as Director – Wholesale Plumbing Sales of the Company from March 7, 2009 until November 10, 2013, and was a Local and Regional Territory Sales Representative from June 1, 2000 until March 7, 2009. He has been employed with the Company since September 1999. The number of shares of Common Stock beneficially owned by Mr. Barksdale includes (i) 20,289 shares of Common Stock which are subject to currently exercisable stock options and (ii) 17,769 shares of non-vested restricted stock.

(10)	Mr. Corbin served as (i) Vice President – Corporate of the Company from May 7, 2015 until May 4, 2017; (ii) Vice President – Corporate Manufacturing/Engineering of the Company from January 1, 2014 until May 7, 2015, (iii) Vice President – Copper Business from December 1, 2010 until December 31, 2013, and (iii) Vice President – Fittings and Distribution Business-Standard Products Division of the Company prior to December 1, 2010. The number of shares of Common Stock beneficially owned by Mr. Corbin includes (i) 15,732 shares owned by a trust of which his children are beneficiaries and (ii) 41,620 shares of non-vested restricted stock.

(11)	Mr. Glover previously served as President – Industrial Metals of the Company from May 5, 2016 until January 1, 2017. He joined the Company in May 2013 as General Manager of Micro Gauge, Inc. and Mueller Impacts Company, Inc. Prior to that, he served as General Manager of Oak Adaptive, an ERP software development firm, and held a variety of positions with Masco Corporation. The number of shares of Common Stock beneficially owned by Mr. Glover includes (i) 2,445 shares of Common Stock which are subject to currently exercisable stock options and (ii) 10,000 shares of non-vested restricted shock.

(12)	Mr. Martin served (i) as Interim Chief Financial Officer of the Company from October 26, 2012 until February 14, 2013, (ii) as Vice President - Corporate Development of the Company from January 11, 2011 until October 26, 2012, (iii) as Vice President-Finance & Corporate Development from August 1, 2008 until January 11, 2011, and (iv) as Vice President-Operations, Standard Products Division prior to August 1, 2008. The number of shares of Common Stock beneficially owned by Mr. Martin includes (i) 17,866 shares which are subject to currently exercisable stock options, (ii) 39,726 shares of Common Stock owned jointly between Mr. Martin and his wife and (iii) 71,420 shares of non-vested restricted stock.

(13)	Mr. Millerchip served as Managing Director – Mueller Primaflow Limited prior to May 28, 2010.

(14)	Mr. Miritello served as Deputy General Counsel of the Company from September 15, 2015 to December 31, 2016. Prior to joining the Company, he was associated with the New York office of Willkie Farr & Gallagher LLP. The number of shares of Common Stock owned by Mr. Miritello includes 12,000 shares of non-vested restricted stock.

(15)	Mr. Moss served as President – Global and Retail Business of the Company from March 6, 2007 until May 7, 2015. The number of shares of Common Stock beneficially owned by Mr. Moss includes (i) 24,445 shares of Common Stock which are subject to currently exercisable stock options and (ii) 101,634 shares of non-vested restricted stock.

(16)	Mr. Sigloch served as (i) President – Piping Systems North America of the Company from May 5, 2016 until May 4, 2017; (ii) President – Extruded Products of the Company from January 1, 2013 until May 5, 2016, (iii) Corporate Vice President – Engineering and Manufacturing of the Company from January 1, 2012 until January 1, 2013, and (iv) Vice President – Engineering and Manufacturing of Mueller Europe, Ltd, from July 1, 2011 until January 1, 2012. Prior to joining the Company on July 1, 2011, Mr. Sigloch served as Chief Executive Officer of Wieland Copper Products, LLC. The number of shares of Common Stock beneficially owned by Mr. Sigloch includes 105,796 shares of non-vested restricted stock.

(17)	Mr. Steinriede served as (i) Director of Finance at the Company from April 1, 2014 until April 23, 2015, (ii) Assistant Corporate Controller from September 1, 2010 until April 1, 2014, and (iii) Corporate Accounting Manager prior to September 1, 2010. The number of shares of Common Stock beneficially owned by Mr. Steinriede includes (i) 7,944 shares of Common Stock which are subject to currently exercisable stock options and (ii) 3,185 shares of non-vested restricted stock.

(18)	Mr. Umar served as (i) Vice President of Mueller Distribution Group from May 7, 2015 until January 1, 2016; (ii) Vice President – International Sales for Mueller Streamline - Standard Products from 2009-2016, and (iii) Director of International Sales – Mueller Standard Products Division from 2000-2009. The number of shares of Common Stock beneficially owned by Mr. Umar includes 20,654 shares of non-vested restricted stock.

(19)	Mr. Westermeyer previously served as General Manager of Westermeyer Industries, Inc. (WII), a company he established in 2001, and which was acquired by the Company on August 16, 2012. In 2017, he also assumed duties as General Manager of Turbotec Products, Inc., another wholly-owned subsidiary acquired by the Company in 2015. The number of shares of Common Stock beneficially owned by Mr. Westermeyer includes (i) 3,056 shares of Common Stock which are subject to currently exercisable stock options, (ii) 3,919 shares of Common Stock which are owned by Mr. Westermeyer’s spouse and (iii) 10,385 shares of non-vested restricted stock.

Meetings and Committees of the Board of Directors

During 2017, the Board of Directors held four regularly scheduled meetings and five special meetings. The Board of Directors established a standing Audit Committee and a Compensation and Stock Option Committee at its organizational meeting on February 13, 1991. On May 13, 1991, the Board of Directors created two committees (the “Plan Committees”) to be responsible for administering the Company’s 1991 Employee Stock Purchase Plan and the Company’s 1991 Incentive Stock Option Plan. On November 16, 1993, the Board of Directors established a standing Nominating Committee. On May 12, 1994, the Board of Directors created two committees to be responsible for administering the Company’s 1994 Stock Option Plan and the Company’s 1994 Non-Employee Director Stock Option Plan, on February 12, 1998 created a committee to be responsible for administering the Company’s 1998 Stock Option Plan and on February 12, 2002 created a committee to be responsible for administering the Company’s 2002 Stock Option Plan (collectively, the “Option Plan Committees”). On February 12, 2004, the Board of Directors changed the name of the Nominating Committee to the Nominating and Corporate Governance Committee.

The Audit Committee is currently composed of three directors who are not officers or employees of the Company: Gary S. Gladstein (Chairman), John Hansen and Terry Hermanson. Each member of the Audit Committee has been determined by the Board of Directors to meet the standards for independence required of audit committee members by the New York Stock Exchange (the “NYSE”) and applicable SEC rules. For more information on the NYSE standards for independence, see “Corporate Governance-Director Independence” in this Proxy Statement. The Board of Directors has further determined that (i) all members of the Audit Committee are financially literate and (ii) Gary S. Gladstein possesses accounting and related financial management expertise within the meaning of the listing standards of the NYSE, and as such, is an audit committee financial expert within the meaning of applicable SEC rules. The Audit Committee (a) appoints the Company’s independent accountants, (b) reviews and approves any major change in the Company’s accounting policies, (c) reviews the scope and results of the independent audit, (d) reviews and considers the independence of the accountants, (e) reviews the effectiveness of the Company’s internal audit procedures and personnel, (f) reviews the Company’s policies and procedures for compliance with disclosure requirements concerning conflicts of interest and the prevention of unethical, questionable or illegal payments and (g) makes such reports and recommendations to the Board of Directors as it may deem appropriate. The Audit Committee held seven formal meetings during the last fiscal year, all but one of which was attended by the Company’s independent auditors. The purpose of the single meeting not attended by the Company’s independent auditors was to discuss whether to solicit proposals for independent auditing services in connection with the Company’s 2018 fiscal year audit. At its meetings, the Audit Committee discussed the scope and results of the annual audit and issues of accounting policy and internal controls.

The Compensation and Stock Option Committee is currently composed of three directors who are not officers or employees of the Company: Gennaro J. Fulvio (Chairman), Paul J. Flaherty and Scott J. Goldman. Each member of the Compensation and Stock Option Committee has been determined by the Board of Directors to meet the NYSE’s standards for independence. The Compensation and Stock Option Committee (i) provides assistance to the Board of Directors in discharging the Board of Directors’ responsibilities relating to management organization, performance, compensation and succession and (ii) makes such recommendations to the Board of Directors as it deems appropriate. During fiscal year 2017, the Compensation and Stock Option Committee held five formal meetings.

The Nominating and Corporate Governance Committee is currently composed of three directors who are not officers or employees of the Company: Terry Hermanson (Chairman), Scott J. Goldman and Charles P. Herzog, Jr. Each member of the Nominating and Corporate Governance Committee has been determined by the Board of Directors to meet the NYSE’s standards for independence. The Nominating and Corporate Governance Committee is responsible for the recommendation to the Board of Directors of director nominees for election to the Board of Directors. In addition, the Nominating and Corporate Governance Committee is responsible for recommending committee assignments and responsibilities to the Board of Directors, overseeing the evaluation of Board of Directors and management effectiveness, developing and recommending to the Board of Directors corporate governance guidelines, and generally advising the Board of Directors on corporate governance and related matters. The Nominating and Corporate Governance Committee held three formal meetings during fiscal year 2017.

The Board of Directors has currently implemented a leadership structure in which Mr. Christopher serves as both Chief Executive Officer and Chairman of the Board. The Board has determined that having Mr. Christopher serve in this dual capacity is in the best interest of stockholders at this time. The Company believes that this structure currently allows ultimate leadership and accountability to reside in a single individual, who has both extensive knowledge of the Company’s business and critical relationships with the Company’s customer base.

In order to coordinate the activities of the independent and non-management members of the Board of Directors, and to liaise between such directors and the Chairman of the Board, the Company has currently designated Mr. Gladstein to serve as Lead Independent Director. The Lead Independent Director’s responsibilities are set forth in a formal charter, which can be obtained free of charge from the Company’s website at www.muellerindustries.com or may be requested in print by any stockholder.

The Board of Directors is actively involved in oversight of risks that could affect the Company. The full Board of Directors has retained the responsibility for general oversight of risks, but the Audit Committee primarily oversees those risks that may directly or indirectly impact the Company’s financial statements. The Board of Directors receives reports directly from officers responsible for oversight of particular risks within the Company, as well as full reports by the chair of the Audit Committee regarding the Audit Committee’s considerations and actions. The Board believes that through such open communication and access to information, it can sufficiently manage the risks facing the Company. The Board of Directors’ administration of its risk oversight function has not affected the Board’s leadership structure.

CORPORATE GOVERNANCE

The Company operates within a comprehensive plan of corporate governance for the purpose of defining independence, assigning responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. The Company regularly monitors developments in the area of corporate governance. In July 2002, Congress passed the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) which, among other things, established, or provided the basis for, a number of new corporate governance standards and disclosure requirements. In addition, following the passage of Sarbanes-Oxley, the NYSE adopted changes to its corporate governance and listing requirements.

Director Independence

The standards relied upon by the Board of Directors in affirmatively determining whether a director is “independent,” in compliance with the rules of the NYSE, are comprised, in part, of those objective standards set forth in the NYSE rules.

The Board of Directors, in applying the NYSE standards for independence, and after considering all of the relevant facts and circumstances, has affirmatively determined that the Company’s current “independent” directors are: Paul J. Flaherty, Gennaro J. Fulvio, Gary S. Gladstein, Scott J. Goldman, John Hansen, Terry Hermanson and Charles P. Herzog, Jr. In the course of the Board of Director’s determination regarding the independence of each non-management director, the Board considered for:

•	Mr. Flaherty, the fact that the Company has utilized certain services of Aon and its affiliates, but recognizing the arms’ length nature of such transactions, the absence of any managerial role or specific pecuniary interest of Mr. Flaherty in such matters, and the de minimis percentage such transactions represented in respect of the annual revenues and assets of each of those companies.

•	Mr. Hansen, the fact that while he was previously an executive officer of the Company (until his retirement on April 30, 2014), more than three years have lapsed since the termination of his employment relationship with the Company.

Meetings of Non-Management Directors

•	The Company’s Corporate Governance Guidelines provide that the Company’s non-management directors shall hold annually at least two formal meetings independent from management. Our lead independent director presides at these executive sessions of the Board of Directors.

Audit Committee

•	In accordance with the rules and regulations of the SEC, the above paragraph regarding the independence of the members of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C of the Exchange Act or to the liabilities of Section 18 of the Exchange Act and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, notwithstanding any general incorporation by reference of this Proxy Statement into any other filed document.

•	Ernst & Young LLP, the Company’s independent auditors, reports directly to the Audit Committee.

•	The Audit Committee, consistent with the Sarbanes-Oxley Act of 2002 and the rules adopted thereunder, meets with management and the Company’s independent auditors prior to the filing of officers’ certifications with the SEC to receive information concerning, among other things, significant deficiencies in the design or operation of internal control over financial reporting.

•	The Audit Committee has adopted procedures for the receipt, retention and treatment of complaints by Company employees regarding the Company’s accounting, internal accounting controls or auditing matters.

•	The Audit Committee operates under a formal charter adopted by the Board of Directors that governs its duties and standards of performance. Copies of the charter can be obtained free of charge from the Company’s website at www.muellerindustries.com or may be requested in print by any stockholder.

Compensation and Stock Option Committee

•	The Compensation and Stock Option Committee operates under a formal charter adopted by the Board of Directors that governs its duties and standards of performance. Copies of the charter can be obtained free of charge from the Company’s website at www.muellerindustries.com or may be requested in print by any stockholder.

Independent Compensation Advisor

In November of 2017, the Compensation and Stock Option Committee retained Willis Towers Watson (“Willis Towers”) to review and advise regarding various provisions of the employment agreement between the Company and its Chief Executive Officer. The engagement of the independent advisory services of Willis Towers was made at the direction of the Compensation and Stock Option Committee in partial response to the results of the 2017 stockholder advisory vote on the compensation of the Company’s named executive officers. The Compensation and Stock Option Committee did not utilize Willis Towers’ services to benchmark executive compensation (or any component thereof) against any particular peer group.

During 2017, Willis Towers’ aggregate fees in connection with advice relating to executive compensation were $22,783. In addition to providing services related to executive compensation in 2017, Willis Towers also provided non-executive compensation consulting services to the Company. The non-executive compensation consulting services provided by Willis Towers in 2017 included retirement advice, corporate risk and broking advice and health care consulting services. During 2017, Willis Towers’ fees for these additional services were $297,195. Requests for non-executive compensation consulting services are made to Willis Towers by persons below the executive officer level within the departments of our Company that have a need for such services, and those requests are made without the involvement of our senior management or other personnel who may be associated with Willis Towers’ engagement with executive compensation consulting.

The Compensation and Stock Option Committee assessed the independence of Willis Towers and, based on this assessment, the Compensation and Stock Option Committee determined that, given the nature and scope of these additional services, these additional services did not raise a conflict of interest and did not impair Willis Towers’ ability to provide independent advice to the Compensation and Stock Option Committee concerning executive compensation matters.

Nominating and Corporate Governance Committee

•	The Nominating and Corporate Governance Committee recommends to the Board of Directors as director nominees individuals of established personal and professional integrity, ability and judgment, and who are chosen with the primary goal of ensuring that the entire Board of Directors collectively serves the interests of the Company’s stockholders. Due consideration is given to assessing the qualifications of potential nominees and any potential conflicts with the Company’s interests. The Nominating and Corporate Governance Committee also assesses the contributions of the Company’s incumbent directors in connection with their potential re-nomination. In identifying and recommending director nominees, the Committee members take into account such factors as they determine appropriate, including recommendations made by the Board of Directors.

•	Under its charter, the Nominating and Corporate Governance Committee considers whether the viewpoint, professional experience, education, skill and other individual qualities and attributes of any potential nominee would contribute to the diversity of the Board as a whole. The diversity of the Company’s Board and employees is a tremendous asset. The Committee and Company are firmly committed to providing equal opportunity in all aspects of the Board nomination process and employment. The Committee will not exclude any potential Board nominee from consideration based on age, gender, race, color of skin, ethnic origin, political affiliation, religious preference, sexual orientation, country of origin, physical handicaps or any other category.

The Nominating and Corporate Governance Committee considers and assesses the implementation and effectiveness of its diversity policy in connection with Board nominations annually to assure that the Board contains an effective mix of individuals to best advance the Company’s long-term business interests.

•	Once the Nominating and Corporate Governance Committee has identified prospective nominees, background information is elicited about the candidates, after which they are investigated, interviewed and evaluated by the Committee which then reports to the Board of Directors.

•	The Nominating and Corporate Governance Committee operates under a formal charter adopted by the Board of Directors that governs its duties and standards of performance. Copies of the charter can be obtained free of charge from the Company’s website at www.muellerindustries.com or may be requested in print by any stockholder.

The Nominating and Corporate Governance Committee does not consider individuals nominated by stockholders for election to the Board. The Board believes that this is an appropriate policy because the Company’s Bylaws allow a qualifying stockholder to nominate an individual for election to the Board, which proposal can be brought directly before a meeting of stockholders, as described below. In order for a qualifying stockholder to nominate an individual to the Board, written notice of such stockholder’s intent to make such nomination must be received by the Secretary of the Company at the Company’s principal place of business (8285 Tournament Drive, Suite 150, Memphis, Tennessee 38125) not less than 120 days and not more than (i) with respect to an election to be held at an annual meeting of stockholders, 150 days prior to the anniversary date of the immediately preceding annual meeting (unless the annual meeting date is advanced by more than thirty days or delayed by more than thirty days, in which case different deadlines apply) and (ii) with respect to an election to be held at a special meeting of stockholders for the election of directors, not earlier than 90 days prior to the special meeting and not later than the later of (a) 60 days prior to such special meeting or (b) the tenth day following the day on which public announcement is first made of the date of the special meeting, provided that in the event that the number of directors to be elected to the Board is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board made by the Company at least 70 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the Secretary of the Company not later than the tenth day following the day on which such public announcement is first made by the Company. To be a qualifying stockholder, the stockholder must be a stockholder of record at the time the notice was delivered to the Secretary of the Company. Each such notice shall set forth: (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A (or successor provisions) under the Exchange Act, including such person’s written consent to be named in the proxy statement as a nominee and to serve as a director if elected; (b) as to any other business that the stockholder desires to be brought before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner and (ii) the class and number of shares of Common Stock which are owned beneficially and of record by such stockholder and such beneficial owner. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure. See “Stockholder Nominations for Board Membership and Other Proposals for 2018 Annual Meeting.”

Compensation Committee Interlocks and Insider Participation

During fiscal year 2017, Gennaro J. Fulvio, Paul J. Flaherty and Scott J. Goldman served on the Compensation and Stock Option Committee. No member of the Compensation and Stock Option Committee was, during fiscal year 2017, an officer or employee of the Company or was formerly an officer of the Company. In addition, no member of the Compensation and Stock Option Committee, during fiscal year 2017, had any relationship requiring disclosure by the Company as a related party transaction under Item 404 of Regulation S-K. No executive officer of the Company served on any board of directors or compensation committee of any other company for which any of the Company’s directors served as an executive officer at any time during fiscal year 2017.

Corporate Governance Guidelines

•	The Company has adopted a set of Corporate Governance Guidelines, including specifications for director qualification and responsibility, director access to officers and employees, director compensation, director orientation and continuing education and the annual performance evaluation of the Board of Directors.

•	Copies of the guidelines can be obtained free of charge from the Company’s website at www.muellerindustries.com or may be requested in print by any stockholder.

Code of Business Conduct and Ethics

•	The Company has adopted a Code of Business Conduct and Ethics, which is designed to help officers, directors and employees resolve ethical issues in an increasingly complex business environment. The Code of Business Conduct and Ethics is applicable to all of the Company’s officers, directors and employees, including the Company’s principal executive officer, principal financial officer, principal accounting officer or controller and other persons performing similar functions. The Code of Business Conduct and Ethics covers topics, including but not limited to, conflicts of interest, confidentiality of information and compliance with laws and regulations.

•	Waivers from the Code of Business Conduct and Ethics are discouraged. Any waivers from the Code of Business Conduct and Ethics that relate to the Company’s directors and executive officers must be approved by the Board of Directors and will be posted on the Company’s website at www.muellerindustries.com.

•	Copies of the Code of Business Conduct and Ethics can be obtained free of charge from the Company’s website at www.muellerindustries.com or may be requested in print by any stockholder.

Policies and Procedures for Approval of Related Party Transactions

Related party transactions may present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interests of the Company and its stockholders. Management carefully reviews all proposed related party transactions (if any), other than routine banking transactions, to determine if the transaction is on terms comparable to terms that could be obtained in an arms-length transaction with an unrelated third party. Management reports to the Audit Committee and then to the Board of Directors on all proposed material related party transactions. Upon the presentation of a proposed related party transaction to the Audit Committee or the Board, the related party is excused from participation in discussion and voting on the matter.

Directors’ Attendance at Annual Meetings of Stockholders

It is the policy of the Company’s Board of Directors to expect that all directors attend annual meetings of stockholders except where the failure to attend is due to unavoidable circumstances or conflicts discussed in advance with the Chairman of the Board. With the exception of Mr. Gladstein, who was excused by the Chairman, all members of the Board of Directors attended the Company’s 2017 Annual Meeting of Stockholders.

Communication with the Board of Directors

Any stockholder or interested party who wishes to communicate with the Board of Directors, or specific individual directors, including the non-management directors as a group, may do so by directing a written request addressed to such directors or director in care of the Chairman of the Nominating and Corporate Governance Committee, Mueller Industries, Inc., 8285 Tournament Drive, Suite 150, Memphis, Tennessee 38125. Communication(s) directed to members of the Board who are not non-management directors will be relayed to the intended Board member(s) except to the extent that it is deemed unnecessary or inappropriate to do so pursuant to the procedures established by a majority of the independent directors. Communications directed to non-management directors will be relayed to the intended Board member(s) except to the extent that doing so would be contrary to the instructions of the non-management directors. Any communication so withheld will nevertheless be made available to any non-management director who wishes to review it.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This Compensation Discussion and Analysis provides an overview of how our named executive officers were compensated in 2017, as well as how this compensation furthers our established compensation philosophy and objectives.

We believe in a pay for performance philosophy, such that a material portion of a named executive officer’s compensation is dependent upon both the short-term and long-term strategic and financial performance of the Company, considered in light of general economic and specific Company, industry, and competitive conditions. For 2017, we continued to reward named executive officers in a manner consistent with this philosophy by setting annual incentive targets based on the Company’s achievement of a certain level of operating income. For the long-term component of compensation, we continued to grant equity awards, such that any long-term compensation opportunity will be directly tied to our stock performance. Moreover, as we did for the first time for awards granted in 2016, we included a performance criterion for vesting of a portion of the long term equity awards granted in 2017 to our named executive officers (other than Mr. Millerchip). This feature is aimed at ensuring that any vesting of such grants is conditioned upon the Company’s achievement of specified growth targets in either total stockholder return or diluted earnings per share.

Further, as explained in more detail below, our Compensation and Stock Option Committee engaged Willis Towers Watson during 2017 to provide advice in designing and negotiating a new employment agreement for our Chief Executive Officer that would eliminate the “single-trigger” severance feature that certain of our stockholders identified as a cause of concern. These negotiations were ultimately successful and resulted in our entry into a new employment agreement with our Chief Executive Officer on March 15, 2018 that, among other things, eliminated the single-trigger severance entitlement that existed under this prior agreement upon the occurrence of a change in control of the Company. The new employment agreement is described in more detail below.

Compensation Policies and Objectives

In light of our pay for performance philosophy, we have designed our compensation programs for our executive officers to (i) reward our executive officers for the achievement of certain strategic and financial goals, (ii) align the long-term financial interests of our executive officers with those of our stockholders, (iii) encourage our executive officers to continue their service with the Company, and (iv) provide a means to attract additional talented executive officers when necessary.

2017 Say-on-Pay Vote; Stockholder Outreach; 2017 Say-on-Pay Frequency Vote

At our 2017 Annual Meeting, we held our sixth annual non-binding stockholder advisory vote on executive compensation. Approximately 63% of our shares voted (excluding abstentions and broker non-votes) were in favor of the compensation of our named executive officers as disclosed in the proxy statement for the 2017 Annual Meeting. Following the 2017 Annual Meeting, we reached out to certain of our stockholders to better understand any concerns they had with our existing compensation practices. The most common concern that was expressed to us during this outreach was about the “single-trigger” severance entitlement in our Chief Executive Officer’s employment agreement and a belief by certain stockholders that this feature did not fully align the interests of management with the interests of our stockholders. We recognize and appreciate the fundamental interest that our stockholders have in the compensation of our executive officers and, to address these concerns, we eliminated the “single-trigger” severance feature in the new employment agreement with our Chief Executive Officer, as discussed further under the heading “Narrative Disclosure to Summary Compensation Table and Grant of Plan Based Awards Table—Employment Agreement with Mr. Christopher.”

Our Compensation and Stock Option Committee will consider the outcome of this year’s stockholder advisory vote on executive compensation as it makes future compensation decisions.

In accordance with the advisory vote on the frequency of the stockholder advisory vote on executive compensation submitted to stockholders at the Company’s annual meeting of stockholders held in May 2017, the Company will continue to hold a stockholder advisory vote on executive compensation every year until the next required advisory vote on the frequency of such votes which, in accordance with applicable law, will occur no later than the Company’s annual meeting of stockholders in 2023.

Determination of Compensation

For 2017, compensation for our Chief Executive Officer was determined by our Compensation and Stock Option Committee. For 2017, compensation decisions for our other named executive officers were made by our Compensation and Stock Option Committee after consideration of the recommendations of our Chief Executive Officer. Our Compensation and Stock Option Committee meets at least three times per year to determine all elements of our named executive officers’ compensation, including base salary, annual incentive compensation, and long-term equity awards. Each element of compensation plays an important role in our compensation program, and we make compensation decisions regarding each element in the context of its effect on total compensation.

In determining the levels of compensation, we generally do not rely on formulaic guidelines but rather maintain a flexible compensation program that allows us to adapt components and levels of compensation to motivate and reward individual executives within the context of our desire to attain certain strategic and financial goals and control cost. This requires that we consider subjective factors including (i) an executive officer’s performance against corporate objectives in recent years, (ii) the value of the executive officer’s skills and capabilities in supporting the long-term performance of the Company, (iii) performance of each executive officer’s specific management responsibilities, (iv) each executive officer’s contribution as a member of the executive management team, and (v) whether each executive officer’s total compensation potential and structure is sufficient to ensure the retention of the executive officer when considering the compensation potential that may be available elsewhere. As such, we make reasoned subjective determinations about compensation levels.

In making compensation decisions, our Compensation and Stock Option Committee relies on the members’ general knowledge of our industry, supplemented by advice from our Chief Executive Officer based on his knowledge of our industry in markets in which we participate. From time to time, we conduct informal analyses of compensation practices and our Compensation and Stock Option Committee may review broad-based third-party surveys to obtain a general understanding of current compensation practices.

In 2017, Mr. Christopher’s compensation was determined based on his management of the day-to-day activities of the Company and its subsidiaries. His incentive compensation was determined by the Company meeting specific adjusted operating income targets, as discussed below under the heading “Annual Incentive Compensation.”

In 2017, Mr. Martin’s compensation was determined based on his day-to-day management of corporate accounting, finance, credit, tax, and investor relations. His incentive compensation was determined by the Company meeting specific adjusted operating income targets, as discussed below under the heading “Annual Incentive Compensation.”

In 2017, Mr. Millerchip’s compensation was determined based on his management of the Company’s European operations. His incentive compensation was determined by the Company meeting certain adjusted operating income targets, as discussed below under the heading “Annual Incentive Compensation.”

In 2017, Mr. Moss’s compensation was determined based on his management of our Trading products business. His incentive compensation was determined by the Company meeting specific adjusted operating income targets, as discussed below under the heading “Annual Incentive Compensation.”

In 2017, Mr. Sigloch’s compensation was determined based on his strategic leadership of the Company’s manufacturing activities, particularly its core brass rod and copper tube manufacturing. His incentive compensation was determined by the Company meeting specific adjusted operating income targets, as discussed below under the heading “Annual Incentive Compensation.”

Elements of Compensation

Our compensation program for our named executive officers is composed of six elements: (i) base salary, (ii) traditional benefits, (iii) annual incentive compensation, (iv) long-term equity incentive compensation, (v) perquisites, and (vi) post-employment and change-in-control compensation. Each element of compensation plays an important part in our overall compensation policies and objectives.

Base Salary and Traditional Benefits

We provide base salary and traditional benefits such as group health, disability, and life insurance benefits, as well as matching contributions to our 401(k) plan, as a means of providing a base level of compensation for services performed, to encourage the continued service of our executive officers and to attract additional talented executive officers when necessary. Salaries paid to our named executive officers are set forth in the Summary Compensation Table for 2017. Base salary adjustments are determined by making reasoned subjective determinations about current economic conditions such as general wage inflation as well as the executive’s qualifications, experience, responsibilities, and past performance. For 2017, Messrs. Moss and Sigloch’s, and base salaries were increased by 2.0% and 3.0% respectively effective April 3, 2017. Mr. Millerchip’s base salary was increased by 2.5% effective April 15, 2017.

Annual Incentive Compensation

Each of our named executive officers received annual incentive compensation in 2017, based upon the Company’s actual performance for 2017 relative to the performance targets (as described below) established by the Compensation and Stock Option Committee on February 17, 2017. The Compensation Committee’s intent was for the incentive compensation payable to Messrs. Christopher, Moss, and Sigloch to constitute qualifying performance-based compensation under Section 162(m) of the Internal Revenue Code, with their awards being made under the Company’s 2014 Incentive Plan.

For 2017, the amount of incentive compensation payable to each of our named executive officers was determined by multiplying (i) the named executive officer’s actual base salary paid during 2017, (ii) the named executive officer’s incentive grade level factor (125% for Mr. Christopher; 90% for each of Messrs. Martin, Moss and Sigloch; and 75% for Mr. Millerchip), and (iii) the named executive officer’s performance factor. The performance factor applicable to each of the named executive officers was determined based on the achievement level of the consolidated Company adjusted operating income target, as shown in the following table:

					2017	2017
	Performance	Performance			Achievement	Performance
Name	Criteria(1)	Target	Weighting	Performance	Level	Factor
Gregory L. Christopher	Consolidated Company Adjusted Operating Income	$168.0 million	100%	$153.1 million	91%	70%(2)

Jeffrey A. Martin	Consolidated Company Adjusted Operating Income	$168.0 million	100%	$153.1 million	91%	70%(2)

Nicholas W. Moss	Consolidated Company Adjusted Operating Income	$168.0 million	50%	$153.1 million	91%	70%(2)

	Trading Group Adjusted Operating Income	$25.0 million	17.5%(3)	$16.2 million	64%	37%(3)

	Brass Value Added Adjusted Operating Income	$10.8 million	25%	$8.7 million	80%	40%(2)

Steffen Sigloch	Consolidated Company Adjusted Operating Income	$168.0 million	50%	$153.1 million	91%	70%(2)

	Streamline Adjusted Operating Income	$78.0 million	50%	$53.3 million	68%	54%(4)

Mark Millerchip	Mueller Europe Adjusted Operating Income	£8.5 million	100%	£11.9 million	140%	150%(2)

(1)	Adjustments to operating income as presented in the Company’s audited financial statements for purposes of defining the performance criteria included: (i) certain standard adjustments made annually, including eliminations for health care claims, expenses associated with phantom shares granted to personnel in our European businesses, and FIFO variances; (ii) certain adjustments made when applicable, including impairment charges, gain on the sale of assets, purchase accounting adjustments and certain inventory related adjustments; and (iii) certain other adjustments, including expenses associated with the modernization and relocation of manufacturing equipment.

(2)	To ensure an alignment between pay and performance, incentive compensation amounts would not, except as otherwise explained herein, have been paid to the named executive officers in any case where the achievement level of the operating income performance target applicable to the incentive compensation amount was less than 80%. Listed below are, for Messrs. Christopher, Martin, Moss and Sigloch, the corresponding performance factors for various levels of achievement above the threshold of 80% of the operating income performance target. Based upon his grade level factor, Mr. Millerchip’s maximum payout percentage was 150%.

Performance to Target	Payout Percentage	Performance to Target	Payout Percentage
< 80%	0%	117%	160%
80-84%	40%	118%	165%
85-89%	55%	119%	170%
90-94%	70%	120%	175%
95-99%	85%	121%	180%
100-104%	100%	122%	185%
105-109%	115%	123%	190%
110-114%	130%	124%	195%
115%	150%	125%	200%
116%	155%	> 125%	200%

(3)	For the portion of Mr. Moss’s annual incentive compensation that was based upon the Trading Group’s performance, B&K LLC & Mexico was the applicable business line. In addition to the adjusted operating income target described above, 7.5% of Mr. Moss’s Trading Group-based annual incentive compensation was determined based on 124% achievement of a sales volume target growth over 2016 sales volumes for the B&K LLC & Mexico business line.

(4)	For the portion of Mr. Sigloch’s annual incentive compensation that was based upon Streamline performance, Copper Tube, Copper Fittings, Linesets and Plastics were the applicable business lines. Mr. Sigloch’s 2017 performance factor for this portion of his annual incentive compensation was determined by averaging the performance factors for each of the four aforementioned business lines, with equal weight given to each.

As a result of 2017 performance, the annual incentive payments for the named executive officers, which are set forth in the Summary Compensation Table for 2017, equal the following percentages of each named executive officer’s actual base salary paid during 2017: 87.5% for Mr. Christopher (125% grade level factor times a 70% performance factor); 63% for Mr. Martin (90% grade level factor times a 70% performance factor); 48.8% for Mr. Moss (90% grade level factor times performance factors of 70%, 37% and 40% weighted on a 50%-25%-25% basis respectively); 55.8% for Mr. Sigloch (90% grade level factor times performance factors of 70% and 54% weighted on a 50%-50% basis respectively); and 113% for Mr. Millerchip (75% grade level factor times a 150% performance factor).

Long-Term Equity-Based Incentive Program

Our long-term equity-based incentive compensation rewards our named executive officers for achievement of our long-term financial success as measured by our stock price. As such, it aligns the financial interests of our named executive officers with our stockholders and rewards our named executive officers for increased stockholder value. Historically, we have granted restricted stock to our named executive officers, as discussed below. Generally, our equity incentive awards have been granted subject to three- or five-year vesting schedules, which we believe rewards outstanding service by our named executive officers and provides us with an effective mechanism to incentivize our named executive officers to achieve long-term financial success for the Company, to provide a strong retention incentive, and to align the interests of our named executive officers with the long-term interest of our stockholders.

Moreover, since 2016, we have added a performance criterion for vesting of a portion of the long term equity awards granted to Messrs. Christopher, Martin, Moss and Sigloch. The introduction of this feature was aimed at ensuring that any vesting of such grants is conditioned upon the Company’s achievement of specified growth targets in either total stockholder return or diluted earnings per share over the reference period, which for the 2017 grants, was December 31, 2016 to the last day of the 2022 fiscal year. For this purpose, total stockholder return will be determined by dividing (i) an amount equal to the 30-day trailing average closing price of a share of stock as of the applicable reference date, minus $39.91 (the 30-day trailing average closing price of a share of stock as of December 31, 2016), plus the value of any dividends and distributions paid during the reference period, by (ii) $39.91, and multiplying such amount by 100.

Long-term equity incentive awards to our named executive officers, other than our Chief Executive Officer, (and in the case of Mr. Millerchip due to his residency in the United Kingdom, stock appreciation rights, which are treated as phantom shares for purposes of this Proxy Statement) are typically granted annually by our Compensation and Stock Option Committee based on the recommendations of our Chief Executive Officer. Long-term equity incentive awards to our Chief Executive Officer are granted annually based on the determinations of our Compensation and Stock Option Committee. In recent years, it has been the Company’s practice to issue long-term equity incentive awards to certain executives and other employees in late July following release of the Company’s second quarter and six-month operating results. In 2017, consistent with our historical practices, the named executive officers received annual grants in July 2017. The Compensation and Stock Option Committee has concluded that restricted stock awards (i) encourage key personnel to focus on sustainable long-term performance, (ii) strengthen the relationship between compensation and growth in the market price of the Company’s common stock and thereby align management’s financial interests with those of the stockholders and (iii) help attract and retain talented management personnel. In determining which named executive officers should receive restricted stock awards during 2017, and the size of these awards, our Compensation and Stock Option Committee made reasoned subjective determinations based upon the performance of the named executive officers, the importance of retaining their services, and their role in helping us work toward our long-term goals. There was no set formula for the granting of annual restricted stock awards to individual named executive officers or phantom shares to Mr. Millerchip. In 2017, we granted shares of restricted stock to Messrs. Christopher, Martin, Moss and Sigloch covering an aggregate of 135,000 shares. In lieu of restricted stock, Mr. Millerchip received 12,000 phantom shares, which represent the right to receive a lump sum cash payment, as soon as administratively practicable following July 31, 2022, in an amount equal to (i) the product of (x) 12,000 and (y) the average of the highest and lowest trading prices for one share of the Company’s common stock on July 31, 2022 (or, if July 31, 2022 is not a trading day, the trading day immediately preceding July 31, 2022) as reported on the principal national securities exchange on which the common stock is listed and traded on such date, plus (ii) the cash equivalent of any dividends paid in respect of 12,000 shares of common stock during the period commencing on August 1, 2017 and ending on July 31, 2022.

To foster retention, the 2017 equity-based awards generally vest over a five year period, subject to accelerated vesting on certain involuntary terminations and upon a change in control (as explained in more detail in the Grant of Plan Based Awards table below). The Compensation and Stock Option Committee elected to use a long-term vesting schedule, and introduced a performance based criterion for vesting with respect to certain of the awards granted to the named executive officers in 2017 to promote retention and to incentivize performance. Further, because total shareholder return and diluted earnings per share are metrics generally associated with stockholder value and long-term growth, the Compensation and Stock Option Committee determined to use those metrics as the underlying criteria for vesting of the performance-based long-term incentive awards. In addition, given the importance of long-term equity incentive awards in our compensation program, the Compensation and Stock Option Committee determined to provide for accelerated vesting to compensate our executive officers for their contributions to the Company and to provide them with assurance that they will not be disadvantaged with respect to their equity awards in the event of a change in control or in connection with certain involuntary terminations of employment.

Perquisites

We offer certain perquisites to our named executive officers, which we view as an added element of our executive compensation program designed to attract, retain and reward our named executive officers. The perquisites we provided in fiscal year 2017 were as follows: estate and tax planning, certain club memberships, Company incentive trips, personal use of our Company airplane, and reimbursement of the income tax liabilities associated with certain perquisites. Estate and tax planning is provided to certain named executive officers to complement our various compensation elements for the purpose of ensuring the named executive officers understand the complexity of the long-term equity incentives and are thereby able to maximize the value of such benefits. We provide certain club memberships in part to facilitate networking with and entertainment of our business clients. Because of the nature of such memberships, our named executive officers gain some personal benefits. We offer Company incentive trips to reward top achievers in our organization. We maintain a Company-owned airplane primarily to provide efficient transportation to certain employees and customers for business travel. From time to time, when our plane is not being used for business purposes, we allow certain named executive officers to use the plane for personal travel.

2018 Compensation Decisions

As noted above, the Compensation and Stock Option Committee retained Willis Towers in November 2017 to review and advise regarding various provisions of the employment agreement between the Company and Mr. Christopher. The engagement of the independent advisory services of Willis Towers was made at the direction of the Compensation and Stock Option Committee in partial response to the results of the 2017 stockholder advisory vote on the compensation of the Company’s named executive officers. The Compensation and Stock Option Committee did not utilize Willis Towers’ services to benchmark executive compensation (or any component thereof) against any particular peer group.

On March 15, 2018, in response to the feedback we have received from our stockholders, we entered into an indefinite term employment agreement (the “New Employment Agreement”) with Mr. Christopher, pursuant to which he will continue to serve as the Company’s Chief Executive Officer, reporting directly to the Board. The New Employment Agreement replaced Mr. Christopher’s prior employment agreement and, in so doing, eliminates the “single-trigger” severance to which Mr.  Christopher would have been entitled upon the occurrence of a change in control of the Company under the existing employment agreement. In consideration for the payments and benefits provided under the New Employment Agreement, Mr.  Christopher agreed to be subject to certain restrictive covenants during the term of his employment and thereafter, including customary non-compete restrictions that apply for one year post-termination and customary non-solicitation restrictions with respect to current and prospective employees that apply for one year post-termination. In addition, during the term of his employment and for one year thereafter, Mr.  Christopher is prohibited from contacting any customer or prospective customer of the Company, or any representative of the same, for the purpose of providing any service or product competitive with any service or product sold or provided by the Company.

Tax Considerations

Section 162(m) of the Internal Revenue Code (the “Code”) generally disallows a tax deduction to public companies for compensation in excess of $1,000,000 paid to certain executive officers, subject historically to an exception for qualifying “performance-based compensation.” In 2017, we attempted to structure our annual cash incentive compensation payable to our named executive officers who were subject to Section 162(m) of the Code to fit within the qualifying performance-based compensation exception, but certain of our other compensation was not designed to fit within this exception. The Tax Cuts and Jobs Act, enacted on December 22, 2017, substantially modified Section 162(m) of the Code and, among other things, eliminated the performance-based exception to the $1,000,000 million deduction limit effective as of January 1, 2018. As a result, beginning in 2018, compensation paid to certain executive officers in excess of $1,000,000 million will generally be nondeductible, whether or not it is performance-based. In addition, beginning in 2018, the executive officers subject to Section 162(m) of the Code (the “Covered Employees”) will include any individual who served as the Chief Executive Officer and Chief Financial Officer at any time during the taxable year and the three other most highly compensated officers (other than the Chief Executive Officer and Chief Financial Officer) for the taxable year, and once an individual becomes a Covered Employee for any taxable year beginning after December 31, 2016, that individual will remain a Covered Employee for all future years, including following any termination of employment.

The Tax Cuts and Jobs Act includes a transition rule under which the changes to Section 162(m) of the Code described above will not apply to compensation payable pursuant to a written binding contract that was in effect on November 2, 2017 and is not materially modified after that date. To the extent applicable to our existing contracts and awards, we may avail ourselves of this transition rule. However, because of uncertainties as to the application and interpretation of the transition rule, no assurances can be given at this time that our existing contracts and awards, even if in place on November 2, 2017, will meet the requirements of the transition rule. Moreover, to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals in the best interest of the company, we do not limit our actions with respect to executive compensation to preserve deductibility under Section 162(m) of the Code if we determine that doing so is in the best interests of the Company and its stockholders.

Compensation Risk Management

In establishing compensation programs for the Company’s executive officers and non-executive employees, the Compensation and Stock Option Committee and senior management of the Company, respectively, consider the potential effect(s) of such programs on the Company, as well as whether such programs create appropriate incentives. The only component of employee compensation that might pose a risk of having an adverse effect is annual cash incentive compensation, which is intended to incentivize our employees to achieve short-term financial performance objectives, and ties a portion of an employee’s compensation to the achievement of such objectives. While annual cash incentive compensation encourages risk taking on the part of the Company’s employees in their efforts to achieve these objectives, the Company believes that the risk is well managed and the level of risk is acceptable. Moreover, certain senior management members have a substantial portion of their compensation in the form of equity-based awards that are long-term in nature, including equity awards that are subject to achievement of long-term financial performance objectives. We believe this counter balances any motivation to unduly favor excessive short-term risk taking. We also believe that the applicable performance objectives create appropriate incentives for our employees from year-to-year. Risk is further reduced by the fact that annual cash incentives are awarded on a discretionary basis; any known excessive risk taking could result in a reduction or elimination of the annual payment. Furthermore, our Chief Executive Officer and Chief Financial Officer are subject to clawback provisions under the Sarbanes-Oxley Act of 2002.

For these reasons we believe that our compensation policies and practices are not likely to have a material adverse effect on the Company.

SUMMARY COMPENSATION TABLE FOR 2017

The following table shows compensation of our principal executive officer, our principal financial officer, and other named executive officers for the 2017, 2016 and 2015 fiscal years, as applicable.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Gregory L. Christopher Chief Executive Officer & Chairman	2017	1,100,000	—	2,105,280	962,500	445,812	(2)	4,613,592
	2016	1,100,000	—	2,388,400	1,168,750	157,275		4,814,425
	2015	934,615	—	2,074,880	1,138,269	170,646		4,318,410

Jeffrey A. Martin Chief Financial Officer & Treasurer	2017	335,000	—	526,320	211,050	58,519	(3)	1,130,889
	2016	310,962	—	614,160	237,886	15,155		1,178,163
	2015	297,481	—	518,720	267,733	35,060		1,118,994

Nicholas W. Moss President – B&K LLC	2017	378,967	—	774,000	185,031	154,518	(4)	1,492,516
	2016	368,719	50,000	921,240	282,070	25,260		1,647,289
	2015	369,404	50,000	810,500	315,175	31,968		1,577,047

Steffen Sigloch Chief Manufacturing Officer	2017	321,906	—	774,000	179,623	114,222	(5)	1,389,751
	2016	310,961	—	921,240	237,886	40,376		1,510,463
	2015	311,538	50,000	810,500	266,365	15,970		1,454,373

Mark Millerchip Executive Director, Mueller Europe(6)(7)	2017	207,595		383,982	233,545	100,547	(8)	925,669

(1)	This column represents the aggregate grant date fair value of awards (and in the case of Mr. Millerchip, phantom shares) granted to our named executive officers in 2017, determined under Financial Accounting Standards Board Accounting Standards Codification 718. For information on the valuation assumptions with respect to awards made, refer to Note 16 - Stock-Based Compensation to the Company’s Consolidated Financial Statements filed with its Annual Report on Form 10-K for the fiscal year ended December 30, 2017. The amounts above reflect the Company’s aggregate expense for these awards and do not necessarily correspond to the actual value that will be recognized by the named executive officers.

(2)	Mr. Christopher’s other compensation includes $352,825 in restricted stock dividends, including payment of the Special Dividend, a $23,128 reimbursement of the income tax liabilities associated with certain perquisites, $23,011 in club memberships and personal tax and estate planning, a $10,800 matching contribution to the Company’s 401(k) Plan, and $3,545 in Company incentive trips (which includes travel, lodging, food and entertainment costs). In addition, Mr. Christopher’s other compensation includes the incremental cost of $32,503 incurred by the Company to operate the Company’s aircraft in connection with Mr. Christopher’s personal use of the aircraft, calculated based on the cost of fuel, crew travel, trip-related maintenance and other similar variable costs. Fixed costs, which do not change based on usage, are excluded as the Company’s aircraft is used predominantly for business purposes.

(3)	Mr. Martin’s other compensation includes $35,138 in restricted stock dividends, including payment of the Special Dividend, a $10,800 matching contribution to the Company’s 401(k) Plan, $5,651 in club memberships and personal tax and estate planning, $4,023 in Company incentive trips, and a $2,907 reimbursement of the income tax liabilities associated with certain perquisites.

(4)	Mr. Moss’s other compensation includes $116,755 in restricted stock dividends, including payment of the Special Dividend, a $10,800 matching contribution to the Company’s 401(k) Plan, $8,500 in personal tax and estate planning, $9,346 in Company incentive trips, and a $9,117 reimbursement of the income tax liabilities associated with certain perquisites.

(5)	Mr. Sigloch’s other compensation includes $96,790 in restricted stock dividends, including payment of the Special Dividend, a $10,800 matching contribution to the Company’s 401(k) Plan, $525 in personal tax and estate planning, $3,545 in Company incentive trips, and a $2,562 reimbursement of the income tax liabilities associated with certain perquisites.

(6)	Mr. Millerchip did not serve as a named executive officer in 2015 or 2016. Accordingly, only his compensation for 2017 is reported in the above table.

(7)	Mr. Millerchip’s salary, non-equity incentive plan compensation and other compensation were paid in Great British Pounds. Amounts reported on the Summary Compensation Table for 2017 have been converted to U.S. dollars by applying a currency exchange rate of 1.35, the exchange rate in effect as of December 30, 2017.

(8)	Mr. Millerchip’s other compensation includes $82,976 in dividends associated with phantom shares, $14,904 for personal automobile usage, and $2,666 in private health insurance payments.

Pay Ratio

In 2017, the total compensation of Mr.  Christopher, our Chief Executive Officer, was $4,613,592, as reported in the “Summary Compensation Table for 2017.” Based on the methodology described below, we determined that the median employee in terms of total 2017 compensation of all of our employees (other than Mr.  Christopher) received an estimated $38,347 in total compensation for 2017. Therefore, the estimated ratio of 2017 total compensation of Mr. Christopher to the median employee was 120.3:1.

In general, we offer employees base salary, company retirement plan contributions, the opportunity to receive incentive awards for performance, and other benefits. In accordance with SEC rules, the median employee compensation provided above reflects company retirement plan contributions, incentive awards for 2017 performance and other benefits, but does not reflect benefits relating to group life or health plans generally available to all salaried employees.

To determine median employee compensation, we took the following steps:

•	We identified our employee population as of December 31, 2017, which consisted of approximately 4,100 employees.

•	For each employee (other than Mr. Christopher), we determined the sum of his or her base salary for 2017, and incentive awards for 2017. Comparing the sums, we identified an employee whose compensation best reflects the Company employees’ median 2017 compensation, taking into account whether their compensation likely would reflect median employee compensation in future years.

•	In accordance with SEC rules, we then determined that employee’s 2017 total compensation ($38,347) using the approach required by the SEC when calculating our named executive officers’ compensation, as reported in the Summary Compensation Table.

2017 GRANTS OF PLAN BASED AWARDS TABLE

The following table sets forth summary information regarding all grants of plan-based awards made to our named executive officers for the fiscal year ended December 30, 2017.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or		Grant Date Fair Value of Stock
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)(3)		Awards ($)
Gregory L. Christopher	—	550,000	1,375,000	2,750,000	—	—	—	—		—
	7/27/2017	—	—	—	—	8,000	—	60,000	(3)	2,105,280
Jeffrey A. Martin	—	120,600	301,500	603,000	—	—	—	—		—
	7/27/2017	—	—	—	—	7,000	—	10,000	(3)	526,320
Nicholas W. Moss	—	136,428	341,070	682,141	—	—	—	—		—
	7/27/2017	—	—	—	—	4,000	—	21,000	(3)	774,000
Steffen Sigloch	—	115,886	289,715	579,430	—	—	—	—		—
	7/27/2017	—	—	—	—	10,000	—	15,000	(3)	774,000
Mark Millerchip	—	62,278	155,696	233,544	—	—	—	—		—
	7/27/2017	—	—	—	—	—	—	12,000	(4)	371,520

(1)	Represents annual cash incentive awards that could have been earned based on performance in 2017. These columns show awards that were possible at the threshold, target and maximum levels of performance for each named executive officer in 2017, determined by multiplying each named executive officer’s actual base salary paid during 2017, by the named executive officer’s incentive grade level factor, and then by a performance factor of 40% for the threshold level (for 80% achievement of the applicable performance criteria), 100% for the target level (for 100% achievement of the applicable performance criteria), capped at 200% (or, in the case of Mr. Millerchip, 150%) for the maximum level (for 125% achievement of the applicable performance criteria).

(2)	Shares of performance-based restricted stock will vest 100% on February 28, 2023, conditioned upon the Company’s achievement of a 3.5% compounded annual growth rate in total shareholder return or diluted earnings per share over the reference period (December 31, 2016 to the last day of the 2022 fiscal year) and are subject to earlier vesting in connection with a change in control or a termination of employment due to death, disability or a qualifying retirement (subject, in the case of a qualifying retirement, to achievement of the performance criteria, measured through the last day of the fiscal year preceding the year in which such qualifying retirement occurs). Amounts reported represent the target (which also represents the threshold and maximum) number of performance-based shares of restricted stock that have the potential to vest pursuant to the foregoing vesting schedule.

(3)	Shares of time-based restricted stock will vest 30% on each of the third and fourth anniversaries of the vesting commencement date (July 30, 2017), and 40% on the fifth anniversary of the vesting commencement date and are subject to earlier vesting in connection with a change in control, or a termination of employment due to death or disability, or in the case of Mr. Christopher, termination of employment without cause or resignation for good reason.

(4)	Phantom shares granted to Mr. Millerchip in July 2017 will, on the approximate fifth anniversary of such grant and subject to his continuous employment through such date, entitle Mr. Millerchip to lump sum cash payments in amounts equal to (i) the product of the number of phantom shares rights granted times the average of the highest and lowest trading prices for one share of the Company’s common stock as of the vesting date, plus (ii) the cash equivalent of any dividends paid during the relevant period in respect of the number of shares of the Company’s common stock underlying the number of phantom shares granted, subject to earlier vesting upon a change in control or termination of employment due to death, or disability.

Narrative Disclosure to Summary Compensation Table and Grant of Plan Based Awards Table

Employment Agreement with Mr. Christopher

On March 15, 2018, we entered into an indefinite term employment agreement (the “New Employment Agreement”) with Mr. Christopher, pursuant to which he will continue to serve as the Company’s Chief Executive Officer, reporting directly to the Board. The New Employment Agreement replaced Mr. Christopher’s prior employment agreement and, in so doing, eliminates the “single-trigger” severance to which Mr. Christopher would have been entitled upon the occurrence of a change in control of the Company under the existing employment agreement.

The New Employment Agreement provides that Mr. Christopher will receive a base salary of not less than $1,100,000 per year and will be eligible to receive an annual bonus award determined by the Compensation and Stock Option Committee. For each fiscal year, Mr. Christopher’s target annual bonus will be 125% of his base salary upon achievement of target performance levels and he will be eligible for a maximum annual bonus of 250% of base salary when performance equals or exceeds 125% of the applicable performance objectives, with the actual annual bonus payable being based upon the actual level of achievement of annual Company and individual performance objectives for such fiscal year, as determined by the Compensation and Stock Option Committee. In addition, during the term of

Mr. Christopher’s employment, the Company will maintain a term life insurance policy for Mr. Christopher with a face value of at least $5 million, and Mr. Christopher will have the right to name the beneficiary of such term life insurance policy.

In the event that Mr. Christopher’s employment is terminated for any reason (other than by the Company for “cause” (as defined in the New Employment Agreement)), he will, subject to his execution of a general release in favor of the Company and his continued compliance with certain restrictive covenants (the “Conditions”), be entitled to receive the following payments and benefits: (i) any accrued but unpaid compensation and benefits; (ii) any unpaid annual bonus with respect to the previously completed fiscal year; (iii) subject to achievement of the applicable performance objectives for the fiscal year in which the termination occurs, payment of a prorated annual bonus for such fiscal year; and (iv) continued medical, dental and hospitalization coverage (or payment in lieu of coverage if coverage is not permitted by applicable law or the terms of the applicable plan) for Mr. Christopher, his spouse and covered dependents until the latest of Mr. Christopher’s 70th birthday, his spouse’s 70th birthday, and the 3rd anniversary of such termination.

Additionally, if Mr. Christopher’s employment is terminated by the Company without “cause” or by Mr. Christopher for “good reason” (as defined in the New Employment Agreement), Mr. Christopher will, subject to the Conditions, be entitled to (i) continued payment of his base salary for 36 months; except that if such termination occurs during the 24-months immediately following a “change in control” (as defined in the New Employment Agreement), such amount will be paid in a lump sum on the first regularly scheduled payroll date following the 60th day following such termination; and (ii) an amount equal to 3 times Mr. Christopher’s target annual bonus, such amount to be paid in equal installments over the 3-year period following such termination at the same time such amounts would otherwise have been paid to Mr. Christopher had no termination occurred; provided that if Mr. Christopher’s termination of employment occurs during the 24-month period following the consummation of a “change in control,” such amount will be paid in a lump sum on the first regularly scheduled payroll date following the 60th day following such termination. The New Employment Agreement does not provide for any “single-trigger” severance payments or benefits.

The New Employment Agreement does not provide any gross-up or tax assistance on the severance benefits. Instead, the New Employment Agreement contains a “modified cutback” provision, which would act to reduce the benefits payable to Mr. Christopher to the extent necessary so that no “golden parachute excise tax” would be imposed on the benefits paid, but only if doing so would result in Mr. Christopher retaining a larger after-tax amount.

In consideration for the payments and benefits provided under the New Employment Agreement, Mr. Christopher agreed to be subject to certain restrictive covenants during the term of his employment and thereafter, including customary non-compete restrictions that apply for one year post-termination and customary non-solicitation restrictions with respect to current and prospective employees that apply for one year post-termination. In addition, during the term of his employment and for one year thereafter, Mr. Christopher is prohibited from contacting any customer or prospective customer of the Company, or any representative of the same, for the purpose of providing any service or product competitive with any service or product sold or provided by the Company.

Change in Control Agreements with Messrs. Martin, Moss, Sigloch and Millerchip

On July 26, 2016, the Company entered into change in control agreements with certain key members of the management team, including Messrs. Martin, Moss, Sigloch and Millerchip. Pursuant to those agreements, if, upon or within two years following a “change in control”, the executive’s employment is terminated by the Company without “cause” (other than on account of death or Disability), or by the executive for “good reason”, subject to execution of a general release of claims, the executive shall be entitled to: (i) an amount equal to two times the executive’s base salary (as in effect immediately prior to the change in control or, if greater, the date of such termination); and (ii) an amount equal to two times the average annual bonus paid to the executive (including, for this purpose only, any amounts deferred) in respect of the three calendar years immediately preceding the calendar year in which the change in control occurs (or the three calendar years immediately preceding the calendar year of such termination, if greater). The terms “change in control” and “cause” are defined in the 2014 Incentive Plan and the term “good reason” is defined in each executive’s change in control agreement. The agreements also provide that for two years following termination under the circumstances described above, each of Messrs. Martin, Moss and Sigloch will receive (subject to the executive’s election of COBRA continuation coverage under the Company’s group health plan) continued coverage under the Company’s group health plan at the Company’s cost (or at the direction of the Company, reimbursement for COBRA premiums) for two years following such termination. In the case of Mr. Millerchip, he will receive the cost of private health care, based upon costs incurred by the Company in the applicable year of termination, for two years following such termination.

2009 Stock Incentive Plan

In 2017, we maintained the 2009 Stock Incentive Plan, which was approved by our stockholders at our Annual Meeting in May 2009. Our Compensation and Stock Option Committee administers the 2009 Stock Incentive Plan and is authorized to, among other things, designate participants, grant awards, determine the number of shares of Common Stock to be covered by awards and determine the terms and conditions of any awards, and construe and interpret the 2009 Stock Incentive Plan and related award agreements. The 2009 Stock Incentive Plan reserves 1,500,000 shares of our Common Stock for issuance, subject to adjustment in the event of any change in the outstanding Common Stock or the capital structure of the Company or any other similar corporate transaction or event.

2014 Incentive Plan

In 2017, we maintained the 2014 Incentive Plan, which was approved by our stockholders at our Annual Meeting in May 2014. Our Compensation and Stock Option Committee administers the 2014 Incentive Plan and is authorized to, among other things, designate participants, grant awards, including cash-based awards that historically were intended to qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code, determine the number of shares of Common Stock to be covered by awards and determine the terms and conditions of any awards, and construe and interpret the 2014 Incentive Plan and related award agreements. The 2014 Incentive Plan reserves 1,500,000 shares of our Common Stock for issuance, subject to adjustment in the event of any change in the outstanding Common Stock or the capital structure of the Company or any other similar corporate transaction or event.

OUTSTANDING EQUITY AWARDS AT FISCAL 2017 YEAR-END

The following table sets forth summary information regarding the outstanding equity awards held by our named executive officers as of December 30, 2017.

		Option Awards(1)				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Gregory L. Christopher(3)	07/25/2013	—	—	—	—	12,800	453,504	—	—
	07/25/2014	—	—	—	—	25,600	907,008	—	—
	07/24/2015	—	—	—	—	64,000	2,267,520	—	—
	07/28/2016	—	—	—	—	60,000	2,125,800	10,000	354,300
	07/27/2017	—	—	—	—	60,000	2,125,800	8,000	283,440
Jeffrey A. Martin	07/30/2009	9,066	—	9.75	07/30/2019	—	—	—	—
	07/23/2010	8,800	—	10.01	07/23/2020	—	—	—	—
	07/25/2013(4)	—	—	—	—	7,200	255,096	—	—
	11/22/2013(5)	—	—	—	—	3,020	106.998	—	—
	07/25/2014(6)	—	—	—	—	10,200	361,386	—	—
	07/24/2015(8)	—	—	—	—	16,000	566,880	—	—
	07/28/2016(9)	—	—	—	—	10,000	354,300	8,000	283,440
	07/27/2017(10)	—	—	—	—	10,000	354,300	7,000	248,010
Nicholas W. Moss	07/23/2010	24,445	—	10.01	07/23/2020	—	—	—	—
	07/25/2013(4)	—	—	—	—	9,600	340,128	—	—
	11/22/2013(5)	—	—	—	—	5,034	178,355	—	—
	07/25/2014(7)	—	—	—	—	10,000	354,300	—	—
	07/24/2015(8)	—	—	—	—	25,000	885,750	—	—
	07/28/2016(9)	—	—	—	—	23,000	814,890	4,000	141,720
	07/27/2017(10)	—	—	—	—	21,000	744,030	4,000	141,720
Steffen Sigloch	07/25/2013(4)	—	—	—	—	9,200	325,956	—	—
	11/22/2013(5)	—	—	—	—	4,196	148,664	—	—
	07/25/2014(6)	—	—	—	—	15,400	545,622	—	—
	07/24/2015(8)	—	—	—	—	25,000	885,750	—	—
	07/28/2016(9)	—	—	—	—	15,000	531,450	12,000	425,160
	07/27/2017(10)	—	—	—	—	15,000	531,450	10,000	354,300
Mark Millerchip	11/22/2013(11)	—	—	—	—	2,350	83,261	—	—
	07/24/2015(12)	—	—	—	—	10,000	354,300	—	—
	07/31/2016(12)	—	—	—	—	12,000	425,160	—	—
	07/27/2017(11)	—	—	—	—	12,000	425,160	—	—

(1)	The options reflected vested and became exercisable at the rate of 20% of the underlying Common Stock per year on each of the first five anniversaries of the grant date and will expire on the tenth anniversary of the grant date. All outstanding options were adjusted in March 2017 due to payment of the Special Dividend. The amount of outstanding options and the exercise prices shown in the above table are post-adjustment.

(2)	Shares of performance-based restricted stock are conditioned upon the Company’s achievement of a 3.5% compounded annual growth rate in total stockholder return or diluted earnings per share over a defined reference period and subject to earlier vesting in connection with a change in control or a termination of employment due to death, disability or a qualifying retirement (subject, in the case of a qualifying retirement, to achievement of the performance criteria, measured through the last day of the fiscal year preceding the year in which such qualifying retirement occurs). For the performance-based restricted stock granted to these executives on July 28, 2016, the vesting date is February 28, 2022 and the reference period is December 26, 2015 to the last day of the 2021 fiscal year. For the performance-based restricted sock granted to these executives on July 27, 2017, the vesting date is February 28, 2023 and the reference period is December 31, 2016 to the last day of the 2022 fiscal year.

(3)	Shares of restricted stock will vest either (i) 20% per year on each of the first five anniversaries of the date of grant, (ii) 30% on each of the third and fourth anniversaries of the vesting commencement date (July 30, 2015), and 40% on the fifth anniversary of the vesting commencement date, or (iii) 30% on each of the third and fourth anniversaries of the vesting commencement date (July 30, 2016), and 40% on the fifth anniversary of the vesting commencement date, in each case, subject to earlier vesting in connection with a change in control or a termination of employment due to death, disability, by us without cause or by Mr. Christopher for good reason.

(4)	Shares of restricted stock will vest either (i) 20% per year on each of the first five anniversaries of the date of grant, or (ii) 100% on December 31, 2018, subject to earlier vesting in connection with a change in control or a termination of employment due to death or disability.

(5)	Shares of restricted stock will vest 100% on December 31, 2018, subject to earlier vesting in connection with a change in control or a termination of employment due to death or disability.

(6)	Shares of restricted stock will vest either (i) 20% per year on each of the first five anniversaries of the date of grant, or (ii) 100% on December 31, 2020, subject to earlier vesting in connection with a change in control or a termination of employment due to death or disability.

(7)	Shares of restricted stock will vest 20% per year on each of the first five anniversaries of the date of grant, subject to earlier vesting in connection with a change in control or a termination of employment due to death or disability.

(8)	Shares of restricted stock will vest either (i) 30% on each of the third and fourth anniversaries of the vesting commencement date (July 30, 2015), and (ii) 40% on the fifth anniversary of the vesting commencement date, or (ii) 100% on December 31, 2021, subject to earlier vesting in connection with a change in control or a termination of employment due to death, or disability.

(9)	Shares of restricted stock will vest 30% on each of the third and fourth anniversaries of the vesting commencement date (July 30, 2016), and 40% on the fifth anniversary of the vesting commencement date, and are subject to earlier vesting in connection with a change in control or a termination of employment due to death, or disability.

(10)	Shares of restricted stock will vest 30% on each of the third and fourth anniversaries of the vesting commencement date (July 30, 2017), and 40% on the fifth anniversary of the vesting commencement date, and subject to earlier vesting in connection with a change in control or a termination of employment due to death, or disability.

(11)	Phantom shares granted to Mr. Millerchip in November 2013 and July 2017 will, on the approximate fifth anniversary of such grants and subject to his continuous employment through such date, entitle Mr. Millerchip to lump sum cash payments in amounts equal to (i) the product of the number of phantom shares granted times the average of the highest and lowest trading prices for one share of the Company’s common stock as of the vesting date, plus (ii) the cash equivalent of any dividends paid during the relevant period in respect of the number of shares of the Company’s common stock underlying the number of phantom shares granted, subject to earlier vesting upon a change in control or termination of employment due to death, or disability.

(12)	Phantom shares granted to Mr. Millerchip in July 2015 and July 2016 will, on the approximate third anniversary of such grants and subject to his continuous employment through such date, entitle Mr. Millerchip to lump sum cash payments in amounts equal to (i) the product of the number of phantom shares granted times the average of the highest and lowest trading prices for one share of the Company’s common stock as of the vesting date, plus (ii) the cash equivalent of any dividends paid during the relevant period in respect of the number of shares of the Company’s common stock underlying the number of phantom shares granted, subject to earlier vesting upon a change in control or termination of employment due to death, or disability.

2017 OPTION EXERCISES AND STOCK VESTED

The following table sets forth the value realized by each of our named executive officers as a result of the exercise of stock options and the vesting of restricted stock during the fiscal year ended December 30, 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(2)
Gregory L. Christopher	105,130	2,355,969	38,000		1,179,900
Jeffrey A. Martin	40,800	940,748	3,800		117,990
Nicholas W. Moss	—	—	12,600		391,230
Steffen Sigloch	—	—	10,400		322,920
Mark Millerchip	—	—	9,000	(3)	28,350

(1)	The amounts shown in the Value Realized on Exercise column equal the number of options exercised multiplied by the difference between the market value of a share of the Company’s stock at the time of exercise and the stock option exercise price.

(2)	The amounts shown in the Value Realized on Vesting Column equal the number of shares vested multiplied by the market value of the Company’s stock on the vesting date.

(3)	Amounts shown for Mr. Millerchip in this column refer to phantom shares (as opposed to restricted stock) that vested during the fiscal year ended December 30, 2017.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT OR CHANGE OF CONTROL AS OF THE END OF 2017

Pursuant to the employment agreement with our Chief Executive Officer, and the equity award and change in control agreements with our other named executive officers, upon a change in control or certain terminations of employment, our named executive officers are entitled to payments of compensation and benefits and/or accelerated vesting of equity awards, in each case as described below. The table below reflects the amount of compensation and benefits payable to each named executive officer in the event of (i) a change in control, (ii) an involuntary termination without cause or a resignation for good reason (specifically, for Messrs. Martin, Moss, Sigloch and Millerchip, the occurrence of such a termination upon or within two years following a change in control), and (iii) a termination by reason of death or disability. The named executive officers are not entitled to any payments in connection with a termination for cause or a resignation without good reason, except that Mr. Christopher, pursuant to his prior employment agreement which was in effect as of December 31, 2017 (but is no longer in effect), could have resigned for any reason following a change in control and collected severance, as described below.

Pursuant to Mr. Christopher’s old employment agreement (the “Terminated Employment Agreement”) (which was replaced by the New Employment Agreement in March 2018, but was in effect as of December 31, 2017), had Mr. Christopher’s employment been terminated by the Company without cause or by Mr. Christopher for good reason (which included the occurrence of a change in control) on December 31, 2017, Mr. Christopher would have been entitled to receive his then-current base salary as if his employment had continued for the remainder of the 3-year rolling term, a pro-rata bonus for the year of termination, determined based on actual performance, and annual incentive compensation for the remainder of the then-current term equal to the greater of (x) the target bonus for 2017 and (y) the target bonus for 2016. In addition, all outstanding unvested Company stock options then held by Mr. Christopher would have immediately vested and become exercisable and Mr. Christopher would have been eligible to continue to participate in our health plans and programs at his expense until he reached age 65.

The amounts shown assume the applicable triggering event occurred on December 30, 2017, and are estimates of the amounts that would be paid to the named executive officers upon the occurrence of such triggering event.

Name	Triggering Event	Salary & Bonus ($)		Benefits ($)		Accelerated Vesting of Equity Awards ($)		Total ($)
Gregory L. Christopher	Termination Without Cause or for Good Reason	5,912,500	(1)	168,287	(3)	9,467,292	(4)	15,548,079
	Termination Due to Death or Disability	962,500	(2)	—		10,105,032	(4)	11,067,532
	Change in Control	5,912,500	(1)	168,287	(3)	10,105,032	(4)	16,185,819
Jeffrey A. Martin	Termination Without Cause or for Good Reason following a Change in Control	1,147,779	(5)	37,034	(5)	3,036,012	(4)	4,220,825
	Termination Due to Death or Disability	—		—		3,036,012	(4)	3,036,012
	Change in Control	—		—		3,036,012	(4)	3,036,012

Name	Triggering Event	Salary & Bonus ($)		Benefits ($)		Accelerated Vesting of Equity Awards ($)		Total ($)
Nicholas W. Moss	Termination Without Cause or for Good Reason following a Change in Control	1,350,140	(5)	50,497	(5)	4,311,335	(4)	5,711,972
	Termination Due to Death or Disability	—		—		4,311,335	(4)	4,311,335
	Change in Control	—		—		4,311,335	(4)	4,311,335
Steffen Sigloch	Termination Without Cause or for Good Reason following a Change in Control	1,138,149	(5)	37,034	(5)	4,497,941	(4)	5,673,125
	Termination Due to Death or Disability	—		—		4,497,941	(4)	4,497,941
	Change in Control	—		—		4,497,941	(4)	4,497,941
Mark Millerchip(6)	Termination Without Cause or for Good Reason following a Change in Control	791,404	(5)	63,990		1,511,645	(4)	2,367,039
	Termination Due to Death or Disability	—		—		1,511,645	(4)	1,511,941
	Change in Control	—		—		1,511,645	(4)	1,511,645

(1)	Includes the value of continuation of base salary and annual incentive compensation (determined based upon Mr. Christopher’s 2017 target bonus). Also includes the value of a pro-rata bonus for the year of termination, determined based on actual performance, which is payable upon an involuntary termination without cause or a resignation for good reason, and, in the Company’s discretion, upon a resignation for any reason following a change in control. The pro-rata bonus amount listed represents Mr. Christopher’s 2017 bonus paid pursuant to our 2017 annual incentive program. If Mr. Christopher resigns following a change in control, the amounts will be paid in a lump sum within 30 days following termination.

(2)	Includes the value of a pro-rata bonus for the year of termination. The pro-rata bonus amount listed represents Mr. Christopher’s 2017 bonus paid pursuant to our 2017 annual incentive program.

(3)	Includes the value of continued participation in the Company’s benefit plans following termination of employment until age 65, which is payable on an involuntary termination without cause or a resignation for good reason or a resignation for any reason following a change in control.

(4)	Includes the value of accelerated vesting of unvested shares of restricted stock as of December 30, 2017, based on a per share value of $35.43. Unvested shares of restricted stock granted to named executive officers will vest automatically in connection with a termination due to death or disability or a change in control. Mr. Christopher is also entitled to accelerated vesting of certain of his awards upon an involuntary termination without cause or a resignation for good reason. Payments to which named executive officers are entitled upon the accelerated vesting of restricted stock included payments associated with declared dividends and interest.

(5)	Includes the value of: (i) two times the executive’s base salary as in effect on December 30, 2017; (ii) two times the average annual bonus actually paid to the executive for the three calendar years preceding December 30, 2017; and (iii) the value of continued participation in Company’s group health plan for a period of two years (and, in the case of Mr. Millerchip, the estimated cost of private health care for a period of two years based upon the costs incurred by the Company in 2017). All amounts are payable on an involuntary termination without cause or upon a resignation by the executive for good reason that occurs upon or within two years following a change in control (Messrs. Martin, Moss, Sigloch and Millerchip are not entitled to any amounts in connection with such an involuntary termination that occurs outside of this two-year, post-change in control window).

(6)	Termination or change in control-related payments to Mr. Millerchip appearing in this table have been converted from Great British Pound to U.S. Dollars by applying a currency exchange rate of 1.35, the exchange rate in effect as of December 30, 2017. Amounts listed in the “Accelerated Vesting of Equity Awards” column for Mr. Millerchip refer to accelerated vesting of phantom shares.

2017 DIRECTOR COMPENSATION

The table below summarizes the total compensation we paid to our non-employee directors for the fiscal year ended December 30, 2017.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Paul J. Flaherty	83,000	61,930	33,744	16,800	195,474
Gennaro J. Fulvio	95,000	61,930	33,744	16,800	207,474
Gary S. Gladstein	130,000	61,930	33,744	16,800	242,474
Scott J. Goldman	84,000	61,930	33,744	16,800	196,474
John B. Hansen	76,000	61,930	33,744	16,800	188,474
Terry Hermanson	93,000	61,930	33,744	16,800	205,474
Charles P. Herzog, Jr.	31,000	33,090	15,910	0	80,000

(1)	Represents the aggregate grant date fair value of awards granted to our directors in 2017, determined under Financial Accounting Standards Board Accounting Standards Codification 718. For information on the valuation assumptions with respect to awards made, refer to Note 16 - Stock-Based Compensation to the Company’s Consolidated Financial Statements filed with its Annual Report on Form 10-K for the fiscal year ended December 30, 2017. The amounts above reflect the Company’s aggregate expense for these awards and do not necessarily correspond to the actual value that will be recognized by the directors. As of December 30, 2017, the aggregate number of shares of our Common Stock subject to outstanding options held by our non-employee directors was as follows: Mr. Flaherty, 33,333 shares, Mr. Fulvio, 33,333 shares, Mr. Gladstein, 33,333 shares, Mr. Goldman, 28,444 shares, Mr. Hansen, 13,778 shares, Mr. Hermanson, 4,000 shares, and Mr. Herzog, 2,000 shares. Mr. Herzog held 1,000 shares of non-vested restricted stock, while all other non-employee directors each held 2,000 shares of non-vested restricted stock.

(2)	With the exception of Mr. Herzog, who was elected to the Board effective July 31, 2017, totals for each of the listed directors include $6,800 in restricted stock dividends and $10,000 in the Company’s 6% Subordinated Debentures due in 2027 (which were issued in connection with the Company’s March 2017 Special Dividend).

During the 2017 fiscal year, each of the non-employee directors received an annual fee of $60,000 in addition to fees of $2,000 per Board meeting. In his capacity as Chairman, Mr. Christopher received neither a retainer nor any meeting fees.

During the 2017 fiscal year, each director received $1,500 per Audit Committee meeting attended by such director. Also, each director received $1,000 per Compensation and Stock Option, and Nominating and Corporate Governance Committee meeting attended by such director. In addition, each director received reimbursement for such director’s expenses incurred in connection with any such Board or Committee meeting, and each Committee fee was paid whether or not such committee meeting was held in conjunction with a Board of Directors meeting. The Chairman of the Audit Committee received an annual fee of $15,000 while the Chairman of each of the Compensation and Nominating and Corporate Governance Committees received an annual fee of $5,000.

In 2017, with the exception of Mr. Herzog, each non-employee director received a grant of options to purchase 4,000 shares of our Common Stock and was granted 2,000 shares of restricted stock pursuant to our 2009 Stock Incentive Plan. Mr. Herzog received a grant of options to purchase 2,000 shares of our Common Stock and was granted 1,000 shares of restricted stock. The options were fully vested as of their date of grant and the restricted stock will vest on May 2, 2018.

The Company has adopted stock ownership guidelines for its non-employee directors recommending that they hold equity interests of the Company (including vested and unvested interests, provided that with respect to options, only vested options that are exercisable within 60 days of the applicable measurement date will be counted) with a value equal to three times the annual cash director fee payable to each such director. The purpose of the stock ownership guidelines is to ensure that directors achieve and maintain a minimum level of stock ownership in order to further the Company’s goal of aligning director economic interests with those of stockholders. All directors are expected to comply with the stock ownership guidelines within five years of being elected to the Board of Directors and current directors should comply as soon as practicable. Director compliance with the stock ownership guidelines is monitored on an ongoing basis by the Company’s General Counsel.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the Board of Directors oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under Public Company Accounting Oversight Board’s (PCAOB) Auditing Standard No. 1301. In addition, the Audit Committee discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures required by Public Company Accounting Oversight Board’s Rule 3526, and considered the compatibility of non-audit services provided by the independent auditors with the auditor’s independence.

The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 30, 2017 for filing with the SEC. The Audit Committee and the Board has re-appointed, subject to stockholder approval, Ernst & Young LLP, independent auditors, to audit the consolidated financial statements of the Company for the fiscal year ending December 29, 2018.

The Audit Committee is governed by a formal charter which can be accessed from the Company’s website at www.muellerindustries.com or may be requested in print by any stockholder. The members of the Audit Committee are considered independent because they satisfy the independence requirements for Board members prescribed by the NYSE listing standards and Rule 10A-3 of the Exchange Act.

Gary S. Gladstein, Chairman
John B. Hansen

Terry Hermanson

(1)	This Section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

The Compensation and Stock Option Committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on such review and discussions, the Compensation and Stock Option Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Gennaro J. Fulvio, Chairman
Paul J. Flaherty
Scott J. Goldman

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP (“EY”) has been reappointed by the Audit Committee to audit and certify the Company’s financial statements for the fiscal year ending December 29, 2018, subject to ratification by the Company’s stockholders. Ratification of the appointment of the Company’s independent registered public accounting firm requires the affirmative vote of a majority of the outstanding shares of the Company present in person or by proxy at the Annual Meeting and entitled to vote thereon. If the appointment of EY is not ratified by the stockholders at the Annual Meeting, the Audit Committee will reconsider its action and will appoint auditors for the 2018 fiscal year without further stockholder action. Further, even if the appointment is ratified by stockholder action, the Audit Committee may at any time in the future in its discretion reconsider the appointment without submitting the matter to a vote of stockholders. It is expected that representatives of EY will be in attendance at the Annual Meeting and will be available to answer questions and to make a statement if they desire to do so.

The following table sets forth fees for professional services rendered by EY for the audit of the Company’s annual financial statements for each of the two fiscal years ended December 30, 2017 and December 31, 2016 and fees for other services rendered by EY during those periods:

	2017	2016
Audit Fees	$2,481,000	$2,724,100
Audit-Related Fees	133,000	32,033
Tax Fees	336,000	370,406
All Other Fees	—	119,366
	$2,950,000	$3,245,905

Audit Fees consist of fees for professional services rendered for the audit of the Company’s consolidated annual financial statements and review of the interim condensed consolidated financial statements included in quarterly reports and services that are normally provided by EY in connection with statutory filings. Audit Fees also include fees for professional services rendered for the audits of internal control over financial reporting in 2017 and 2016.

Audit-Related Fees include fees billed for assurance and other services not included in audit fees. The fees for 2017 and 2016 were for international accounting and reporting compliance.

Tax Fees include fees billed for tax compliance, tax advice and tax planning matters.

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The Audit Committee has delegated pre-approval authority to its Chairman when expedition of services is necessary. The independent auditors and management are required periodically to report to the full Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. All of the services provided by the independent auditors during fiscal years 2017 and 2016, respectively, under the categories Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees described above were pre-approved.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE THEIR SHARES FOR THE APPROVAL OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

ADVISORY VOTE ON APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

In accordance with Section 14A of the Exchange Act, stockholders are being asked to vote on an advisory, non-binding basis, on the compensation of the Company’s named executive officers. This advisory vote gives stockholders another mechanism to convey their views about the Company’s compensation programs and policies.

The Company’s Compensation and Stock Option Committee is composed of knowledgeable and experienced independent directors, who are committed to regular review and effective oversight of our compensation programs. The Company’s executive compensation program has been designed to motivate the Company’s key employees to achieve the Company’s strategic and financial goals and to support the creation of long-term value for stockholders. The Company’s compensation policies and practices are centered on a pay for performance philosophy and reflect the belief that the Company’s success continues to depend in substantial part upon its ability to attract and retain qualified executive officers. We encourage stockholders to read the Executive Compensation section of this proxy statement, including the Compensation Discussion and Analysis and compensation tables, for a more detailed discussion of the Company’s compensation programs and policies and how they are appropriate and effective in creating value.

The following resolution will be submitted for a stockholder vote at the Annual Meeting. Stockholder approval of this proposal will require the affirmative vote of a majority of the outstanding shares of the Company present in person or by proxy at the Annual Meeting and entitled to vote thereon. Although the stockholder vote on executive compensation is not binding on the Board of Directors or the Company, the Company values the views of its stockholders. The Board of Directors and Compensation and Stock Option Committee will review the results of the vote and take them into consideration in addressing future compensation policies and decisions.

“RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers listed in the 2017 Summary Compensation Table included in the proxy statement for the 2018 Annual Meeting, as such compensation is disclosed pursuant to Item 402 of Regulation S-K in this proxy statement under the section titled “Compensation Discussion and Analysis,” as well as the compensation tables and other narrative executive compensation disclosures thereafter.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE THEIR SHARES FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

STOCKHOLDER NOMINATIONS FOR BOARD MEMBERSHIP AND OTHER PROPOSALS FOR 2019 ANNUAL MEETING

It is anticipated that the next Annual Meeting after the one scheduled for May 3, 2018 will be held on or about May 2, 2019. The Company’s Bylaws require that, for nominations of directors or other business to be properly brought before an Annual Meeting, written notice of such nomination or proposal for other business must be furnished to the Company. Such notice must contain certain information concerning the nominating or proposing stockholder and information concerning the nominee and must be furnished by the stockholder (who must be entitled to vote at the meeting) to the Secretary of the Company, in the case of the Annual Meeting to be held in 2019, no earlier than December 4, 2018 and no later than

January 3, 2019. A copy of the applicable provisions of the Bylaws may be obtained by any stockholder, without charge, upon written request to the Secretary of the Company at the address set forth below.

In addition to the foregoing, and in accordance with the rules of the SEC, in order for a stockholder proposal, relating to a proper subject, to be considered for inclusion in the Company’s proxy statement and form of proxy relating to the Annual Meeting to be held in 2019, such proposal must be received by the Secretary of the Company by November 29, 2018 in the form required under and subject to the other requirements of the applicable rules of the SEC. If the date of the Annual Meeting to be held in 2019 is changed to a date more than 30 days earlier or later than May 2, 2019, the Company will inform the stockholders in a timely fashion of such change and the date by which proposals of stockholders must be received for inclusion in the proxy materials. Any such proposal should be submitted by certified mail, return receipt requested, or other means, including electronic means, that allow the stockholder to prove the date of delivery.

OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING

If any matter not described herein should properly come before the Annual Meeting, the persons named in the proxy will vote the shares represented by them as they deem appropriate. At the date of this Proxy Statement, the Company knew of no other matters which might be presented for stockholder action at the Annual Meeting.

SECTION 16(A) BENEFICIAL OWNERSHIP COMPLIANCE REPORTING

Based solely upon its review of Forms 3 and 4 received by it and written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that (except as set forth below) during 2017 all filing requirements applicable to its officers, directors and ten percent stockholders were complied with:

•	On January 20, 2017, Mr. Flaherty completed a transaction in Common Stock requiring a Form 4 report, but a Form 4 report was not timely filed (a Form 4 reporting the transaction was filed on February 10, 2017).

•	Effective July 31, 2017, Mr. Herzog was elected to serve on the Board of Directors of the Company, an event requiring a Form 3 report, but a Form 3 report was not timely filed (a Form 3 reporting the transaction was filed on September 7, 2017).

OTHER INFORMATION

Consolidated financial statements for the Company are included in the Annual Report to Stockholders for the year ended December 30, 2017 that accompanies this Proxy Statement. These financial statements are also on file with the SEC, 100 F Street, N.E., Washington, D.C. 20549 and with the NYSE. The Company’s SEC filings are also available at the Company’s website at www.muellerindustries.com or the SEC’s website at www.sec.gov.

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K AS FILED FOR THE YEAR ENDED DECEMBER 30, 2017 (EXCLUDING EXHIBITS) OR, AS NOTED HEREIN, ANY OF THE COMPANY’S BOARD COMMITTEE CHARTERS, CORPORATE GOVERNANCE GUIDELINES, OR CODE OF ETHICS WILL BE FURNISHED, WITHOUT CHARGE, BY WRITING TO CHRISTOPHER J. MIRITELLO, CORPORATE SECRETARY, MUELLER INDUSTRIES, INC., AT THE COMPANY’S PRINCIPAL PLACE OF BUSINESS (8285 TOURNAMENT DRIVE, SUITE 150, MEMPHIS, TENNESSEE 38125). UPON RECEIPT BY WRITING TO THE FOREGOING ADDRESS, THE COMPANY WILL ALSO FURNISH ANY OTHER EXHIBIT OF THE ANNUAL REPORT ON FORM 10-K UPON ADVANCE PAYMENT OF THE REASONABLE OUT-OF-POCKET EXPENSES OF THE COMPANY RELATED TO THE COMPANY’S FURNISHING OF SUCH EXHIBIT.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials for the 2018 Annual General Meeting to be held on May 3, 2018:

The Proxy Statement and Annual Report are available at
HTTP://WWW.PROXYVOTE.COM

You will need the Control Number included on your proxy card. For the date, time, and location of the Annual General Meeting, please refer to “Solicitation of Proxies.” For information on how to attend and vote in person at the Annual General Meeting, an identification of the matters to be voted upon at the Annual General Meeting and the Board’s recommendations regarding those matters, please refer to “Solicitation of Proxies,” “Election of Directors,” “Appointment of Independent Registered Accounting Firm”, and “Approval of the Compensation of the Company’s Named Executive Officers.”

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

The SEC has enacted a rule that allows multiple investors residing at the same address the convenience of receiving a single copy of annual reports, proxy statements, prospectuses and other disclosure documents if they consent to do so. This is known as “Householding.” Please note, if you do not respond, Householding will start 60 days after the mailing of this notice. We will allow Householding only upon certain conditions. Some of those conditions are:

•	You agree to or do not object to the Householding of your materials,

•	You have the same last name and exact address as another investor(s).

If these conditions are met, and SEC regulations allow, your household will receive a single copy of annual reports, proxy statements, prospectuses and other disclosure documents.

You may revoke a prior Householding consent at any time by contacting Broadridge, either by calling toll-free at (800) 542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717. We will remove you from the Householding program within 30 days of receipt of your response, following which you will receive an individual copy of our disclosure document.

By order of the Board of Directors

Christopher J. Miritello
Corporate Secretary

MUELLER INDUSTRIES, INC.
ATTN: CHRIS J. MIRITELLO
8285 TOURNAMENT DRIVE-STE. 150
MEMPHIS, TN 38125
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
	For	Withhold	For All
	All	All	Except
The Board of Directors recommends you vote FOR the following:	☐	☐	☐
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1.	Election of Directors

	Nominees

01	Gregory L. Christopher	02	Paul J. Flaherty	03	Gennaro J. Fulvio	04	Gary S. Gladstein	05	Scott J. Goldman
06	John B. Hansen	07	Terry Hermanson	08	Charles P. Herzog, Jr.

The Board of Directors recommends you vote FOR proposals 2. and 3.		For	Against	Abstain
2.	Approve the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm.	☐	☐	☐

3.	To approve, on an advisory basis by non-binding vote, executive compensation.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" ALL NOMINEES LISTED, "FOR" PROPOSAL 2 and "FOR" PROPOSAL 3.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement, and Shareholder Letter are available at www.proxyvote.com

MUELLER INDUSTRIES, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS - MAY 3, 2018
This Proxy is Solicited on Behalf of the Board of Directors.

The undersigned hereby appoints Christopher J. Miritello and Jeffrey A. Martin, and each of them, Proxies, with full power of substitution in each, to represent and to vote, as designated, all shares of Common Stock of Mueller Industries, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on May 3, 2018, and at all adjournments thereof, upon and in respect of the matters set forth on the reverse side hereof, and in their discretion, upon any other matter that may properly come before said meeting.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Continued and to be signed on reverse side